Exhibit 10.2

BAXTER INTERNATIONAL INC.

AND SUBSIDIARIES PENSION PLAN II

(As Amended and Restated Effective January 5, 2018)

C E R T I F I C A T E

Baxter International, Inc., acting through a duly authorized member of the Baxter International Inc. Administrative Committee, as the duly authorized delegate of the Board of Directors, hereby adopts this amendment and restatement of the Baxter International Inc. and Subsidiaries Pension Plan II, effective January 5, 2018, in the form attached hereto.

Dated this 5th day of January, 2018.

Baxter International Inc.

By:	/s/ Salvatore Dadouche
Salvatore Dadouche
Administrative Committee Member

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*	Supplement has been redacted

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BAXTER INTERNATIONAL INC.

AND SUBSIDIARIES PENSION PLAN II

(As Amended and Restated Effective January 5, 2018)

ARTICLE I.

Introduction

1.1. The Plan. Prior to January 1, 2018, Baxter International Inc. (the “Company”) maintained the Baxter International Inc. and Subsidiaries Pension Plan (the “Prior Plan”) for the benefit of Eligible Employees of the Company and any Employer who adopted the Prior Plan. On January 1, 2018, the assets and liabilities of the Prior Plan attributable to Participants in the Prior Plan who were employed by an Employer under the Prior Plan on January 1, 2018 (the “Active Participants”), were spun-off and transferred to this Plan in accordance with Code Sections 401(a)(12), 411(d)(6) and 414(l) (and the regulations promulgated thereunder) and ERISA Section 4044, as applicable. Immediately following such spin-off and transfer, subject to the provisions of the Plan, the Active Participants automatically became Participants in this Plan, and their Accrued Benefits will be payable solely from this Plan. Each such Participant will receive credit for Years of Service and Compensation under this Plan to the same extent that he received credit for Years of Service and Compensation under the Prior Plan. Effective January 5, 2018 (the “Effective Date”), the Plan is amended and restated to reflect the freeze of Accrued Benefits under the Plan, effective December 31, 2022. Participants will not accrue any additional benefits under this Plan after such date.

1.2. Plan Objectives. The Plan is a defined benefit pension plan maintained by Baxter International Inc. to assist in providing Participants with retirement benefits.

1.3. Benefits of Participants Terminating Employment. Except to the extent expressly provided to the contrary in an applicable Supplement or elsewhere in the Plan, as required by applicable law, or in accordance with uniform procedures adopted by the Administrator, the Accrued Benefits, eligibility, vesting and other rights of Participants incurring a Termination of Employment will be governed by the terms and conditions of the Plan as in effect at the time of such Termination of Employment.

1.4. Supplements. Supplements to the Plan may be adopted, attached to and incorporated in the Plan at any time. The provisions of any such Supplements will have the same effect that such provisions would have if they were included within the basic text of the Plan. Supplements will specify the persons affected and will supersede the other provisions of the Plan to the extent necessary to eliminate inconsistencies between the Plan provisions and the provisions of such Supplements.

ARTICLE II.

Definitions

The following terms, whenever used in the capitalized form, will have the meanings set forth below unless the context clearly indicates otherwise:

2.1. “Accrued Benefit” means, subject to subsection (c) below and the limitations of Sections 13.11 and 13.12, a monthly amount payable to or for the benefit of a Participant commencing on the Payment Date for his Normal Retirement Pension Benefit under Section 4.1 (or if later, the Payment Date for his Late Retirement Pension Benefit described in Section 4.2), equal to the greater of (a) or (b):

(a)	General Formula. A Single Life Annuity in an amount equal to (i) minus (ii) multiplied by (iii):

(i)	an amount equal to one and three-quarters percent (1-3/4%) of the Participant’s Average Monthly Compensation multiplied by his Projected Benefit Service; minus

(ii)	an amount equal to one and three-quarters percent (1-3/4%) of the Participant’s Primary Social Security Benefit multiplied by his Projected Benefit Service. In no event will the amount calculated under this paragraph (ii) exceed 60 percent (60%) of the Participant’s Primary Social Security Benefit; multiplied by

(iii)	an amount equal to a fraction, the numerator of which is the Participant’s actual Years of Service and the denominator of which is the Participant’s Projected Benefit Service.

For Participants who terminate employment on or after December 31, 1997 with a Non-forfeitable Accrued Benefit, the benefit provided under this subsection will be increased as necessary so that the monthly payment is not less than $100.

(b)	Alternate Formulae. The Accrued Benefit of a Participant will be the greater of the Accrued Benefit described in subsection (a) above or, if applicable, the greatest Accrued Benefit payable as a Single Life Annuity for such Participant which is determined as follows:

(i)	American Merger Benefit. Subject to the conditions described in the Plan as in effect on November 25, 1985 (the “Merger Date”), each Participant who was a Participant on the Merger Date is entitled to a fully vested benefit (referred to as the “American Merger Benefit”) which is payable in lieu of any other benefits under the Plan if such American Merger Benefit is larger than the benefits otherwise payable to or for the benefit of such Participant hereunder. Such American Merger Benefit will be determined under the terms of the Plan as in effect on the Merger Date and will be an amount determined as of the Merger Date equal to (A) minus (B) multiplied by (C):

(A)	an amount equal to four and one-quarter percent (4 1⁄4%) of the Participant’s Average Monthly Compensation as of the Merger Date (under the terms of the Plan as then in effect) multiplied by his Projected Benefit Service as of the Merger Date; minus

(B)	an amount equal to one and three-quarters percent (1 3⁄4%) of the Participant’s Primary Social Security Benefit as of the Merger Date (under the terms of the Plan as then in effect) multiplied by his Projected Benefit Service as of such date (under the terms of the Plan as then in effect). In no event will the amount calculated under this subparagraph (B) exceed 60 percent (60%) of the Participant’s Primary Social Security Benefit; multiplied by

(C)	an amount equal to a fraction, the numerator of which is the Participant’s actual Years of Service as of the Merger Date (under the terms of the Plan as then in effect) and the denominator of which is the Participant’s Projected Benefit Service determined as of the Merger Date (under the terms of the Plan as then in effect).

(ii)	Alternative Benefit under Applicable Supplement. The Accrued Benefit of certain groups of Participants which are frozen or otherwise limited or modified may be preserved as a minimum benefit in accordance with an applicable Supplement.

(iii)	No Diminishment of Benefit Amount after Early Retirement. In no event will the Accrued Benefit of a Participant eligible for a normal retirement benefit be less than the largest early retirement benefit the Participant could have received if he had retired on his Early Retirement Date.

(iv)	Top-Heavy Minimum Benefit. If Article XII is applicable to the Plan, the minimum benefit requirements of Section 12.4 may entitle certain Participants to minimum benefits under the Plan.

(v)	Pre-1989 Accrued Benefit. Each Participant who was an Eligible Employee on December 31, 1988, under the terms of the Plan as in effect on such date is entitled to a “1988 Minimum Benefit” which is payable in lieu of any other benefits under the Plan if such 1988 Minimum Benefit is larger than the benefits otherwise payable to or for the benefit of such Participant hereunder. Such 1988 Minimum Benefit will be an amount determined in accordance with the provisions of subsection 2.1(a), except that such determination will not be subject to subsection 2.11(e), and such determination will be made as of December 31, 1988, on the basis of the Participant’s Average Monthly Compensation, Projected Benefit Service, Primary Social Security Benefit and Actual Years of Service of such Participant as of such date as determined under the terms of the Plan as then in effect.

(vi)	Pre-1990 Accrued Benefit. Each Participant who was an Eligible Employee on December 31, 1989 under the terms of the Plan as in effect on such date is entitled to a “1989 Minimum Benefit,” which is payable in lieu of any other benefits under the Plan if such 1989 Minimum Benefit is larger than the benefits otherwise payable to or for the benefit of such Participant hereunder. Such 1989 Minimum Benefit will be an amount determined as of December 31, 1989 in accordance with subsection 2.1(a), except that for purposes of this paragraph (b)(vi) the Average Monthly Compensation, the Projected Benefit Service, the Primary Social Security Benefit and the actual Years of Service of a Participant will be determined as of December 31, 1989 based upon the terms of the Plan as then in effect.

(c)	Nondiscrimination Limitations. The benefits accrued on behalf of any Participant who is a Highly Compensated Employee will be limited to no more than the maximum amount that may be so accrued on behalf of such Highly Compensated Employee under the Code Section 401(a)(4) nondiscrimination compliance testing method then in effect.

(d)	Freeze of Accrued Benefits. Effective on the Freeze Date, the accrual of benefits under the Plan will be frozen, and the Accrued Benefit of each Participant on and after January 1, 2023, will be equal to his Accrued Benefit calculated as if he had incurred a Termination of Employment on the Freeze Date (or, if earlier, on the date of his actual Termination of Employment).

The benefit under any of paragraphs 2.1(b)(i)-(vi) will be determined with reference to all of the provisions of the previous versions of this Plan referred to in such paragraph, including minimum benefit provisions similar to the other minimum benefit provisions of paragraphs 2.1(b)(i)-(vi).

2.2. “Actuarial Equivalent” means, for purposes of computing a Lump Sum or the payments under the forms of benefit described in Article VII and for purposes of computing any adjustments applicable under the Plan to reflect the commencement of any form of benefit payments on or after the Effective Date and at a time other than a Participant’s Normal Retirement Date, the Pension Benefit having the same value as the Accrued Benefit based upon the applicable interest rates and mortality assumptions described below.

(a)	The following interest rates and mortality assumptions will apply with respect to a Participant who incurs a Termination of Employment:

(i)	Ten percent (10%) per annum compounded annually and applied as of the date of determination with respect to any computation of an optional form of benefit other than a Lump Sum;

(ii)	For a Lump Sum, the interest rate will be the applicable segment rate, based upon the number of years until the Participant’s Normal Retirement Date, as determined under Code Section 417(e)(3) (as amended by the Pension Protection Act of 2006), for August of the year prior to the Plan Year in which the Participant’s benefit hereunder is paid.

(b)	The mortality assumption is determined in accordance with the 1971 Group Annuity Mortality Table, weighted seventy-five percent (75%) male and twenty-five percent (25%) female. The mortality assumption for purposes of the calculation of a Lump Sum payment will be the applicable mortality table prescribed by the Secretary of the Treasury pursuant to Code Section 417(e)(3)(B). Each such applicable mortality table is incorporated herein by this reference.

2.3. “Administrative Committee” means the committee which is responsible for administering the Plan in accordance with Article VIII.

2.4. “American” means American Hospital Supply Corporation, the sponsor of the AHSC Plan prior to the Merger Date.

2.5. “Average Monthly Compensation” means the amount determined under this Section. Prior to April 1, 2004, Average Monthly Compensation will be determined in accordance with Section 2.5 of the Prior Plan as in effect prior to such date (including all interpretations and administrative practices thereunder); provided that in no event will any amendment to this Section 2.5 reduce any Participant’s Accrued Benefit as of March 31, 2004).

Average Monthly Compensation is the Participant’s Compensation paid while an Eligible Employee during the five consecutive Plan Years during the Participant’s compensation history which produces the largest amount, divided by 60. A Participant’s compensation history includes the ten consecutive Plan Years preceding his most recent Termination of Employment. However, if a Participant’s Termination of Employment is on or after December 7 of a Plan Year, such Plan Year will be included in the Participant’s ten-year compensation history. If a Participant has fewer than five consecutive Plan Years but at least one Plan Year in his Compensation history, the Compensation from those years will be divided by the number of months in those Plan Years.

A Participant’s compensation history and Average Monthly Compensation will be determined without regard to the following “drop-out years” and the Compensation earned in such years:

(i)	the Participant’s first partial Plan Year of employment as an Eligible Employee,

(ii)	any Plan Year in which the Participant was an Eligible Employee and was credited with less than 1,000 Hours of Service,

(iii)	any Plan Year in which the Participant performed no services for an Employer, and

(iv)	any Plan Year in which the Participant was employed at any time during such Plan Year by a Non-Participating Employer other than an Employer that has adopted the Baxter Healthcare Corporation of Puerto Rico Pension Plan as described in subsection (d), below, unless the Participant transferred from a Participating Employer to any such Non-Participating Employer on or after December 7 of the Plan Year, in which case the Plan Year will be included in determining Average Monthly Compensation, subject to clause (ii), above; provided, that this exclusion will only apply to Plan Years beginning with 2007 if the Non-Participating Employer to which the Participant is transferred is not a United States domestic Employer.

Except as provided in subparagraph 2.11(a)(i)(A)(20), and subject to other provisions of the Plan, Compensation for any Plan Year will not include Compensation paid more than 30 days after the Participant’s Termination of Employment.

Compensation will not be disregarded solely because it was used to calculate an Accrued Benefit that was previously paid in a lump sum.

The following special rules will apply in determining Average Monthly Compensation:

(a)	Participants with Less Than One Year of Compensation. If, after the drop-out years are disregarded, a Participant has less than one Plan Year of Compensation while an Eligible Employee, Average Monthly Compensation means the Participant’s total Compensation as an Eligible Employee annualized based on the period over which such Compensation was earned and divided by twelve.

(b)	Disabled Participants. The Average Monthly Compensation of a Participant entitled to disability retirement benefits will be subject to the modification described in subsection 4.4(b).

(c)	Imputed Compensation. Participants transferred to Allegiance Corporation on or about September 30, 1996, who consequently did not receive a full year of Compensation during the 1996 Plan Year will have their Average Monthly Compensation adjusted as set forth in Supplement C.

(d)	Transfers to/from Puerto Rico. If a Participant transfers from a Participating Employer to a Non-Participating Employer that has adopted the Baxter Healthcare Corporation of Puerto Rico Pension Plan, or transfers from such Non-Participating Employer doing business in the Commonwealth of Puerto Rico to a Participating Employer, his Average Monthly Compensation will take into account both his Compensation and the Plan Years while employed by such Non-Participating Employer doing business in the Commonwealth of Puerto Rico and the Participating Employer as if he were at all times an Eligible Employee.

(e)	Rehired Participants.

(i)	A Participant’s Compensation in the year he was rehired will be disregarded for purposes of determining his Average Monthly Compensation, except as otherwise provided in clause (ii).

(ii)	If the Participant was rehired in the same year that he incurred a Termination of Employment, such Plan Year and the Compensation earned during such Plan Year may be included in determining Average Monthly Compensation, subject to the drop-out rules, above, but if such Plan Year is included the calculation of Average Monthly Compensation will be adjusted to reflect the fraction of the Plan Year of rehire during which the Compensation was earned.

(iii)	A rehired Participant’s Compensation earned as an Eligible Employee prior to his Termination of Employment will be included (subject to the drop-out rules) regardless of whether he incurred a One-Year Break in Service prior to being rehired and regardless of whether he received a Lump Sum payment upon Termination of Employment. The Administrative Committee may establish procedures for estimating a Participant’s Compensation during a prior period of employment if the actual amount cannot be ascertained.

(iv)	The provisions of this paragraph (e) do not apply to a Participant who is rehired after December 31, 2006.

(f)	Transition Rules. The rules in this Section will apply with respect to Participants whose Termination of Employment occurs after December 31, 1997. If a Participant commenced a new compensation history under the Plan prior to January 1, 1998 under the prior rules for determining Average Monthly Compensation because of non-continuous service (a “service break”), and the Compensation for the Plan Year following the Plan Year in which the service break ends was more than the Compensation for the Plan Year prior to the Plan Year in which the service break began, then the rules in this Section will apply only with respect to the compensation history following such service break. If the Compensation in the Plan Year following the Plan Year in which the service break ends is less than the Compensation in the Plan Year prior to the Plan Year in which the service break began, then the rules in this Section will apply to all Plan Years prior to such service break and to all Plan Years following such service break. However, the foregoing sentence will not apply if subsequent increases in Compensation result in a reduction in a Participant’s Accrued Benefit in violation of Code Section 411(d)(6).

(g)	Rehires after Divestitures. In any case in which a Participant ceased to participate in the Prior Plan as the result of a sale or other divestiture of the business that employed the Participant, and the Participant’s Accrued Benefit and the assets attributable to such Accrued Benefit were transferred to another plan in connection with the transaction, if such Participant was subsequently rehired by an Employer, the Compensation paid to such Employee prior to such transaction was not included in Average Monthly Compensation unless the Participant was rehired prior to January 1, 2007, and the Accrued Benefit and attributable assets were transferred back to the Prior Plan.

(h)	Freeze. Compensation paid to a Participant after the Freeze Date will be excluded for purposes of determining a Participant’s Average Monthly Compensation.

2.6. “Beneficiary” means the persons or trusts validly designated by a Participant or the Plan in accordance with Section 6.7 to receive any benefits payable on behalf of such Participant after his death.

2.7. “Benefit Reduction Factors” means the factors utilized to adjust the amount of a Participant’s benefits to reflect that such benefits are paid earlier than the Participant’s Normal Retirement Date. The Benefit Reduction Factors utilized for purposes of the Plan will be determined as follows:

(a)	Participants with 85 Points. Except as provided in subsection (d) below, the benefits of a Participant will not be reduced to reflect early payment if the total number of the Participant’s Points as of his Termination of Employment equals or exceeds 85 Points.

(b)	Participants with At Least 65 but Fewer Than 85 Points and Disabled Participants. Except as provided in subsection (d) below, the benefits of a Participant whose total number of Points as of his Termination of Employment equals 65 or more Points but less than 85 Points, or who qualifies for Disability Retirement under Section 4.4, will be calculated in accordance with Table 1 of Supplement A as of the date his payments commence.

(c)	Reduction Factors Applicable to Participants with Fewer Than 65 Points. Except as provided in subsection (d) below, a Participant who incurs a Termination of Employment prior to attaining 65 Points and elects to cause his Benefits to commence at or after attainment of 65 Points will be subject to the Benefit Reduction Factors described in Table 4 of Supplement A.

(d)

Reduction Factors Applicable to Pre-1990 Accrued Benefits. In the case of a Participant whose Accrued Benefit is determined on the basis of his American Merger Benefit in accordance with paragraph 2.1(b)(i), the Benefit Reduction Factors are set forth in Table 3 of Supplement A. In the case of a Participant whose Accrued Benefit is determined on the basis of his 1988 Accrued Benefit in accordance with paragraph 2.1(b)(v) or on the basis of his 1989 Accrued Benefit in accordance with paragraph 2.1(b)(vi), the Benefit Reduction Factors are set forth in Table 2 of Supplement A. However, if any Participant is age 55 upon Termination of Employment and his Accrued Benefit is based on the 1988 Accrued Benefit or the 1989 Accrued Benefit, the reduction factor will be  1⁄4 percent (0.25%) per month for each month that the Payment Date precedes the Participant’s Normal Retirement Date. A Participant entitled to the American Merger Benefit is entitled to the  1⁄4 percent (0.25%) factor only if he attained age 55 as of November 25, 1985.

In no case will the benefit calculated above be less than the benefit to which a participant who did not incur a Termination of Employment prior to January 1, 1985 would be entitled on December 31, 1984 using the Actuarial Equivalent assumptions then in effect.

2.8. “Board of Directors” means the Board of Directors of the Company.

2.9. “Code” means the Internal Revenue Code of 1986, as amended.

2.10. “Company” means Baxter International Inc.

2.11. “Compensation” means the amount determined with respect to a Participant in accordance with the following alternative definitions:

(a)	Compensation. Except as required by subsection (b), (c) or (d) below, for each Eligible Employee, “Compensation” means the amounts paid by the Participating Employers during the Plan Year to such Eligible Employee for services as an Employee which is included in such Compensation under the rules set forth in paragraph 2.11(a)(i) below, other than such Compensation which is excluded under the rules set forth in paragraph 2.11(a)(ii) below. Compensation also includes amounts paid by a Non-Participating Employer that has adopted the Baxter Healthcare Corporation of Puerto Rico Pension Plan while an Eligible Employee is on the payroll of such Non-Participating Employer.

(i)	Included Pay. For purposes of this subsection 2.11(a), an Eligible Employee’s Compensation includes the amounts described in subparagraphs (A) and (B), below:

(A)	The amounts described in subparagraphs (1) – (19) below, which are required to be reported as taxable income on Form W-2 (or which would be required to be so reported but for the fact that such Compensation is paid by an Employer in the Commonwealth of Puerto Rico):

1.	bonuses paid pursuant to the Management Incentive Compensation Plan or any annual bonus plan adopted in replacement thereof; payments in lieu of salary increases; bonuses paid to sales representatives if included in the compensation plan; and other bonuses under bonus plans specifically designated by the Administrative Committee as constituting Compensation hereunder, other than bonuses described in subparagraph 2.11(a)(ii)(C)(7);

2.	commission pay;

3.	double time pay;

4.	funeral pay;

5.	holiday pay;

6.	jury duty pay;

7.	mealtime pay;

8.	military pay;

9.	notice pay;

10.	on-call pay;

11.	overtime pay;

12.	paid time off (PTO) absences;

13.	parental leave pay;

14.	back pay;

15.	salary or other regular pay;

16.	shift differentials;

17.	sick pay or other short-term disability pay;

18.	stand-in pay; and

19.	volunteer pay.

(B)	the amount of any salary reduction or cash or deferred contributions made by such Eligible Employee under any plan maintained by the Participating Employers which satisfies the requirements of Code Section 125 (other than the amounts described in subparagraphs 2.11(a)(ii)(C)(11) and (12) below), Code Section 401(k), or Code Section 132(f).

(ii)	Excluded Pay. For purposes of this subsection 2.11(a), an Eligible Employee’s Compensation excludes all amounts other than the amounts described in paragraph (i) above, including but not limited to:

(A)	Amounts required to be reported on such form as imputed income arising from the Participating Employer’s moving expense reimbursement policies, the Participating Employer’s life insurance plans or the Participating Employer’s other fringe benefit plans;

(B)	Amounts paid to replace benefits not provided under any qualified plan due to the contribution or benefit limitations or non-discrimination restrictions; and

(C)	The following amounts paid, accrued or imputed:

1.	attendance awards;

2.	automobile allowances;

3.	business expense reimbursements;

4.	cash prizes or awards;

5.	gifts;

6.	contest pay;

7.	deferred compensation, including deferred bonuses;

8.	discretionary awards;

9.	employee referral awards;

10.	executive perquisite allowances;

11.	flex credits;

12.	flex cash;

13.	hiring bonuses;

14.	income from sale of stock;

15.	income from the exercise of stock options;

16.	interest earnings on deferred compensation, including deferred bonuses;

17.	invention fees and awards;

18.	long term disability pay;

19.	mortgage differential payments;

20.	noncash prizes or awards;

21.	pay for unused sick time;

22.	performance shares;

23.	promotional awards;

24.	relocation expense reimbursements;

25.	restricted stock rights;

26.	retention bonuses;

27.	severance pay;

28.	stock appreciation rights;

29.	tax equalization payments to expatriates;

30.	technical achievement awards;

31.	travel allowances;

32.	tuition reimbursements; and

33.	workers’ compensation benefits.

(b)	Compensation of Commissioned Sales Representatives. Except as provided in subsections (c) and (d) below, the definition of Compensation set forth in subsection 2.11(a) will apply with respect to an Eligible Employee who is a commissioned sales representative receiving Compensation without reimbursement for expenses under Pay Plan D, except that only eighty-five percent (85%) of the amounts included in Compensation will be recognized.

(c)

“Compensation” for Certain Purposes. For purposes of Section 13.12, and for purposes of determining whether an Employee is a Highly Compensated Employee, “Compensation” means the compensation paid by an Employer during the Plan Year to an Employee for personal services rendered and which is reportable as taxable income on IRS Form W-2, plus the amount of any salary reduction or cash or deferred contributions made by such Eligible Employee under any plan maintained by the Participating Employers which satisfies the requirements of Code Section 125, Code Section 401(k), or Code Section 132(f). Anything else contained herein to the contrary notwithstanding, effective January 1, 2008, “Compensation” for such purposes will not include any amount paid to an Employee after the Employee’s termination of employment unless (i) such amount is paid by the later of the end of the year in which employment is terminated or two and one half months after the date of termination, (ii) such amount would otherwise have been included in the applicable definition of Compensation, and (iii) such amount constitutes either salary, wages (including overtime, shift differentials and similar amounts), commissions or bonuses that would have been paid prior to termination of employment if the Employee’s employment had not terminated, payment for unused sick, vacation or other leave that the Employee would have been able to use if employment had continued, or payment of nonqualified deferred compensation that would have been paid at the same time had employment not terminated.

(d)	Maximum Amount of “Compensation.” The annual Compensation for each Eligible Employee taken into account under the Plan in any Plan Year will not exceed $275,000, as adjusted for such Plan Year for cost-of-living as provided in Code Section 401(a)(17). If Compensation for any prior Plan Year is taken into account in determining an Employee’s benefits accruing in the current Plan Year, the Compensation for that prior Plan Year will be subject to the compensation limit in effect for that prior Plan Year; provided that the compensation limit for Plan Years prior to 2003 will be $200,000.

(e)	Differential Military Pay. Any amount paid to a Participant while on active duty for a period of more than 30 days in the uniformed services of the United States, which represents all or a portion of the Compensation the Participant would have received if not on active duty, will constitute Compensation for all purposes of the Plan.

(f)	Freeze. Compensation paid to a Participant after the Freeze Date will not be taken into account for any purpose under the Plan.

2.12. “Computation Period” means the Plan Year or, solely for purposes of determining Years of Eligibility Service under subsection 2.53(c), either the twelve-month period commencing on the Employment Date or any Plan Year beginning with the first Plan Year commencing after the Employment Date.

2.13. “Death Benefit” means the benefit, if any, provided under Article VI of the Plan.

2.14. “Disability” means a mental or physical condition which occurs prior to a Participant’s Termination of Employment which entitles the Participant to disability benefits under the federal Social Security Act. To qualify as a Disability, the Participant must be determined to be disabled by the Social Security Administration as of a date which falls on or before his Termination of Employment (determined without regard to subsection 2.48(b)).

2.15. “Early Retirement Date” means the date of the Participant’s Termination of Employment subsequent to the date he has accumulated 65 Points and five Years of Service as defined in subsection 2.53(b) (or after he has attained age 55, in the case of a Participant who first became a Participant prior to January 1, 1990 and whose Benefit is determined on the basis of his Pre-1990 Accrued Benefit in accordance with paragraph 2.1(b)(i), (v) or (vi)).

2.16. “Effective Date” means January 5, 2018, except as expressly provided otherwise in the Plan.

2.17. “Eligible Employee” means any Employee who was on the payroll of a Participating Employer under the Prior Plan on December 31, 2006, and whose Compensation constitutes wages from employment within the meaning of Sections 3121(a) and (b) of the Federal Insurance Contributions Act on and after the effective date of the adoption of the Plan (or the Prior Plan, as applicable) by the Participating Employer. Eligible Employees will not include any of the following:

(a)	Collective Bargaining Exclusion. An Employee who is a member of a unit of employees covered by a collective bargaining agreement if there is evidence that retirement benefits were the subject of good faith bargaining between representatives of such unit and an Employer;

(b)	Excluded Classifications. (i) Employees employed in the Commonwealth of Puerto Rico or an Excluded Division listed on Supplement B; (ii) non-resident aliens with no U.S.-source income; (iii) non-resident aliens with U.S.-source income who have been assigned one of the benefit entitlement codes listed in Supplement D; (iv) any Employees (including U.S. citizens) accruing benefits under the Company’s pension plan for international employees, (v) leased employees described in Code Section 414(n) or (vi) an independent contractor or self-employed individual. If an Employee is excluded from participation in the Plan as an independent contractor and is later reclassified as an employee for wage and hour purposes such Employee will be eligible as of the date of his reclassification to become a Participant, upon the completion of the eligibility requirements of Section 3.1, and will be credited with his Years of Service completed since the date as of which he became an employee for purposes of subsection 2.53(b) but not for purposes of subsection 2.53(a). If a Participant is reclassified for wage and hour purposes as an independent contractor or self-employed individual, any Accrued Benefit under the Plan attributable to service while the individual was improperly classified will be forfeited.

(c)	Employees Hired after December 31, 2006. Anything else contained herein to the contrary notwithstanding, an Employee who was not employed by a Participating Employer under the Prior Plan on December 31, 2006, will not be an Eligible Employee, and will not become a Participant or accrue any benefit hereunder.

2.18. “Employee” means any person who is an employee of an Employer (as determined under the law of the relevant state or country) in active employment or on an approved leave of absence (including the period of Disability described in Section 4.4), including the period of time before which it became an Employer, but excluding the period of time after which it ceases to be an Employer. An individual who is considered a leased employee of an Employer under the provisions of Code Section 414(n)(2), as amended by the Small Business Job Protection Act of 1996, will be an Employee.

For purposes of the Plan, including paragraph 2.17(b)(v), “leased employee” means any person (other than a common-law employee of an Employer) who, under an agreement between an Employer and any other person (the “leasing organization”), has performed services for an Employer or for an Employer and related persons (determined in accordance with Code Section

414(n)(6)) on a substantially full-time basis for a period of at least one year, provided that the services are performed under the primary direction or control of an Employer. Contributions provided to a leased employee that are attributable to services performed for an Employer will be treated as provided by the Employer. The term “leased employee” will not include any person who would otherwise be a leased employee if (a) the person is covered by a money purchase pension plan providing (i) a nonintegrated employer contribution rate of at least ten percent (10%) of compensation, as defined in Code Section 415(c)(3), but including amounts contributed in accordance with a salary reduction agreement that are excludable from the person’s gross income under Code Section 125, 402(e)(3), 402(h), or 403(b), (ii) immediate participation, and (iii) full and immediate vesting; and (b) leased employees do not constitute more than twenty percent (20%) of the workforce of the Employer who are not Highly Compensated Employees.

2.19. “Employer” means:

(a)	Controlled Group. A Participating Employer and any corporation, trade or business, if it and the Participating Employer are members of a controlled group of corporations as defined in Code Section 414(b) or under common control as defined in Code Section 414(c); provided, however, that, solely for purposes of the provisions pertaining to maximum pensions set forth in Section 13.12, the standard of control under Code Sections 414(b) and 414(c) will be deemed to be “more than fifty percent (50%)” rather than “at least eighty percent (80%)”;

(b)	Affiliated Service Group. A Participating Employer and an organization, if it and the Participating Employer are members of an affiliated service group as defined in Code Section 414(m); or

(c)	Other Related Organizations. A Participating Employer and any other organization described in applicable regulations issued under Code Section 414(o).

2.20. “Employment Date” means the day a person is credited with his first Hour of Service, or in the case of an Employee who loses his prior Years of Eligibility Service, the first day on which the Employee is credited with an Hour of Service upon his rehire as an Employee.

2.21. “Entry Date” means January 1 and July 1 of each Plan Year, except as provided in paragraph 3.3(a)(ii).

2.22. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.23. “Excluded Division” means a division or unit of a Participating Employer, the Employees of which are not Eligible Employees. Excluded Divisions are all divisions or units excluded from the Plan pursuant to Supplement B.

2.24. “Freeze Date” means December 31, 2022.

2.25. “Highly Compensated Employee” refers to an Employee if, for a Plan Year:

(a)	The Employee was a five-percent (5%) owner (as defined in Code Section 416(i)) of the Employer at any time during that Plan Year or the preceding Plan Year; and

(b)	For the preceding year, the Employee had Compensation in excess of $120,000 (as adjusted pursuant to Code Section 414(q)(1)).

For purposes of this Section, non-resident aliens with no U.S.-source income are not considered Employees.

2.26. “Hour of Service” means:

(a)	Duty Hours. Each hour for which an Employee is directly or indirectly paid or entitled to payment by an Employer for the performance of duties.

(b)	Non-Duty Hours (Paid). Each hour for which an Employee is directly or indirectly paid or entitled to payment by an Employer for reasons (such as vacation, holidays, sickness, short-term disability, long-term disability, medical leave, family medical leave or jury duty) other than the performance of duties.

(c)	Non-Duty Hours (Unpaid). Each hour for which an Employee is not paid due to medical leave, family medical leave, approved leave of absence or on layoff. Up to a total of 501 Hours of Service will be credited under this subsection (c) to an Employee in a Computation Period on account of any single continuous period during which the Employee performs no duties; provided, however, that if such continuous period extends into the next Computation Period, up to 501 additional Hours of Service will be credited in such next Computation Period; and further provided that no Hours of Service will be credited under this subsection (c) for any period of time after the Employee’s Termination of Employment.

(d)	Back-Pay Hours. Each hour for which no credit has been given under subsections (a), (b) or (c) above, but for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an Employer.

(e)	Military Service Hours. To the extent not taken into account under another subsection of this Section, each hour of the normally scheduled work week during a period when the Employee is absent from employment with an Employer for voluntary or involuntary military service with the armed forces of the United States, provided that either such Employee is receiving Compensation from the Employer representing the differential between the Employee’s normal Compensation and the amount paid to the Employee by the armed forces, or that the Employee returns to work within 90 days after his discharge date or within such longer period of time as may be prescribed by USERRA.

(f)	Worker’s Compensation. No Hours of Service will be credited if payment is made solely to comply with applicable workers’ compensation or disability insurance laws.

(g)	Disability. For purposes of Section 2.53, Hours of Service will only be counted during a period for which a Participant receives payments on account of a Disability to the extent provided in Section 4.4.

(h)	Intermittent Family Leave. An Employee will be credited with Hours of Service for each week in which he is on Intermittent Family Leave. Subsection (c) will not apply to such Employees. “Intermittent Family Leave” has the meaning given in the Employer’s policies and procedures manual for an Employee who periodically needs time off for the treatment and care of himself or family members due to conditions which require ongoing medical treatment but which do not require the Employee to take an extended leave of absence to provide or obtain such care.

(i)	Maternity/Paternity Absences and FMLA Leave. An Employee who is absent from work due to a Maternity/Paternity Absence (as hereinafter defined) or due to an unpaid leave of absence for which credit is required pursuant to the Family Medical Leave Act of 1993, as amended, to be given for purposes of avoiding a break in service will be treated as having completed certain Hours of Service for a limited period. The Employee will be treated as completing either (i) the number of Hours of Service that normally would have been credited but for the absence (i.e., 45 Hours of Service per week) or (ii) if the normal work hours are unknown, eight Hours of Service for each normal workday during the leave, to a maximum per Plan Year of 501 Hours of Service. The Hours of Service required to be credited under this subsection must be credited only to prevent a One-Year Break in Service in the Plan Year in which the absence begins for one of the permitted reasons or, if crediting in such year is not necessary to prevent a One-Year Break in Service in the Plan Year, in the following Plan Year. For this purposes, a “Maternity/Paternity Absence” means a paid or unpaid absence from employment (including an unapproved leave of absence) with an Employer by reason of the pregnancy of the Employee; by reason of the birth of a child of the Employee; by reason of the placement of a child under age 18 in connection with the adoption of the child by the Employee (including a trial period prior to adoption); or for purposes of caring for a child immediately following birth or adoption. The Employee must prove to the satisfaction of the Administrative Committee that the absence meets the above requirements and must supply information concerning the length of the absence unless the Administrative Committee has access to relevant information without the Employee submitting it.

The number of Hours of Service to be credited to Employees will be calculated based on 45 hours for each week for which the Employee would be entitled to at least one Hour of Service. In the case of a payment which is made or due on account of a period during which an Employee performs no duties and which results in the crediting of Hours of Service under subsection (b), (c) or (e) above, or in the case of an award or agreement for back pay made with respect to a period described in subsection (d) above, the number of Hours of Service to be credited will be in accordance with the provisions of the Rules and Regulations for Minimum Standards for Employee Pension Benefit Plans, U.S. Department of Labor, 29 C.F.R. Section 2530.200b-2(b) which are hereby incorporated by reference. Such rules and regulations will apply to subsection (c) above as if absences described in such subsection were paid absences. Hours of Service will be credited to a Plan Year in accordance with the provisions of subsection (c) of the above-cited Department of Labor Regulations. Hours required to be credited for more than one reason under this Section which pertain to the same period of time will be credited only once.

For purposes of determining the Hours of Service for eligibility, Years of Service under subsection 2.53(b) and Points under Section 2.42, an Employee employed by a Non-Participating Employer outside of the United States (i.e., not on a U.S. payroll) will be credited with 190 Hours of Service for each month during which he is employed in such capacity.

2.27. “Investment Committee” means the committee which is responsible for directing the investment of the Trust Fund in accordance with Article VIII.

2.28. “Investment Manager” means a fiduciary who meets the requirements of ERISA Section 3(38) and to whom the Investment Committee has delegated the responsibility for investment of a portion of the assets of the Trust Fund.

2.29. “Joint and 50 Percent Survivor Annuity” means, except where specifically provided to the contrary in subsections 6.3(b) and 7.2(a), a reduced Pension Benefit payable monthly during the lifetime of the Participant with the provision that fifty percent (50%) of such monthly benefit will be payable to the Participant’s surviving Spouse in monthly installments commencing on the first day of the month following the month in which the Participant dies, and continuing thereafter on the first day of the month during the remaining lifetime of the Spouse.

2.30. “Lump Sum” means a lump sum payment in cash which is the Actuarial Equivalent of the Participant’s Accrued Benefit.

2.31. “Non-forfeitable” means, with respect to a Participant’s Accrued Benefit, one hundred percent (100%) of such Accrued Benefit, provided that the Participant:

(a)	reached his Normal Retirement Date;

(b)	completed five Years of Service ;

(c)	is entitled to the American Merger Benefit described in paragraph 2.1(b)(i), (but such Non-forfeitable interest obtained by this subsection (c) will be limited to such American Merger Benefit); or

(d)	is subject to accelerated vesting under Article V, but only with respect to the Accrued Benefit earned as of the date provided for in the resolution that grants full vesting of the Accrued Benefit.

2.32. “Non-Participating Employer” means any Employer which is not a Participating Employer.

2.33. “Normal Retirement Date” means the date on which a Participant attains age 65.

2.34. “One-Year Break in Service” means a Computation Period (other than the first Computation Period used to determine Eligibility Years of Service) in which an Employee has fewer than 501 Hours of Service.

2.35. “Participant” means a person who is participating in the Plan pursuant to the provisions of Article III.

2.36. “Participating Employer” means the Company or any Employer on and after the effective date of its adoption of the Plan (or the Prior Plan, as applicable) in accordance with Section 10.1. For all purposes of the Plan, an Employee who is employed by a Non-Participating Employer, but who is nevertheless eligible to participate in the Plan under a grandfather rule or similar action by the Administrative Committee, will be treated as employed by a Participating Employer.

2.37. “Participating Employer Contributions” means contributions by Participating Employers to the Trust under the terms of Section 9.8.

2.38. “Payment Date” means the date as of which the payment of a retirement or disability benefit commences as set forth in Sections 4.1 through 4.5. If a Participant is rehired by an Employer prior to his Normal Retirement Date, any Payment Date determined under Sections 4.3, 4.4 or 4.5 will be disregarded.

2.39. “Pension Benefit” means the benefit payable to a Participant under the provisions of Section 4.1, 4.2, 4.3, 4.4 or 4.5.

2.40. “Plan” means the Baxter International Inc. and Subsidiaries Pension Plan II (as amended), as set forth in this document and the attached Supplements.

2.41. “Plan Year” means the twelve consecutive month period beginning January 1 and ending December 31.

2.42. “Points” means, with respect to any Participant, a number which is equal to

(a)	the sum of the number of full years of the Participant’s attained age and the number of his Years of Service described in subsection 2.53(a); plus

(b)	the Participant’s service with Non-Participating Employer(s) that would have constituted Years of Service under subsection 2.53(a) if such Non-Participating Employer(s) were Participating Employer(s) and if the Participant’s remuneration with such Non-Participating Employer(s) consisted of wages subject to the Federal Insurance Contributions Act while employed by such Non-Participating Employer; plus

(c)	the Participant’s service with an Employer after December 31, 2006, that would have constituted Years of Service if the Participant had not elected to cease accruing benefits as of December 31, 2006, pursuant to subsection 3.1(c); plus

(d)	the Participant’s Years of Service under subsection 2.53(b) after the Freeze Date; minus

(e)	any Years of Service under subsection 2.53(a) attributable to prior Lump Sums of $5,000 or less.

For purposes of subsection 2.42(b), above, a Participant will receive credit for 190 Hours of Service for each calendar month in which he is employed by a Non-Participating Employer outside of the United States. For avoidance of doubt, on and after the Freeze Date, a Participant will continue to earn Points based on additional years of attained age prior to commencement of his Pension Benefit and Years of Service under subsection 2.53(b).

2.43. “Primary Social Security Benefit” means the benefit amount specified in subsection (a) below, subject to the provisions of subsections (b), (c), (d) and (e) below:

(a)	General Rule. The estimated monthly primary insurance amount that a Participant is or would be entitled to receive commencing at age 65, or at Termination of Employment, if later, under the Social Security Act, whether or not he applies for or actually receives such benefit. For purposes of the Plan, such estimated amount will be determined as of the last date that he receives Compensation (“Date of Determination”) on the following basis.

(i)	Social Security Act. The calculation is based on the provisions of the Social Security Act as in effect on the Date of Determination (regardless of any retroactive changes made by legislation enacted after said date). The factors for indexing wages, if any, and the table or formula that would be used to compute the Participant’s benefit upon his attaining age 65, or his Date of Determination if later, will remain unchanged from those in effect on the Date of Determination.

(ii)	Wages in Past Years. If submitted by the Participant as described in subsection (c) below, the Participant’s actual wages under Code Section 3121 for Past Years; otherwise wages in Past Years are determined by projecting the Pivot Wage backwards from the Pivot Year by six percent (6%) per year.

(iii)	Wages in Future Years. Wages in all Future Years are assumed to equal the Pivot Wage.

(iv)	Definitions.

(A)	“Pivot Year” is the calendar year preceding the calendar year of the Date of Determination. For Participants who incur a Termination of Employment after the Freeze Date, the Pivot Year will be 2021.

(B)	“Past Years” are those calendar years equal to or before the Pivot Year and equal to or after the later of the calendar year 1951 or the calendar year of the Participant’s 22nd birthday.

(C)	“Future Years” are those calendar years after the Pivot Year and before the later of the calendar year of the Date of Determination or the calendar year of the Participant’s 65th birthday.

(D)	“Annualized Compensation” for a calendar year is the actual Compensation received in the calendar year multiplied by a fraction, the numerator of which is the number of days in the calendar year and the denominator or which is the number of days in the calendar year included in the period or periods for which the Participant received Compensation.

(E)	“Pivot Wage” is the Participant’s Annualized Compensation for the Pivot Year if the Participant received any Compensation in the Pivot Year; otherwise it is the Annualized Compensation for the calendar year of the Date of Determination discounted by six percent (6%).

(b)	Disability Exception. The Primary Social Security Benefit for a Participant eligible to receive a disability retirement benefit under Section 4.4 will be calculated as described in subsection (a) above except that:

(i)	The Date of Determination will be the earliest of (A) the date he ceases accruing an Accrued Benefit under Section 4.4, (B) his Normal Retirement Date, or (C) the Freeze Date; and

(ii)	The Participant’s Pivot Year will be the calendar year next preceding the year in which his Disability arose for which a full year of such wages were paid.

(c)	Proof of Actual Benefit Amounts. Notwithstanding any provision of the Plan to the contrary, for purposes of determining a Participant’s Primary Social Security Benefit, the Participant may submit his actual wage history on such forms, in such manner and at such times as the Administrative Committee will require for the purpose of determining wages through the Participant’s Termination of Employment. In addition, a Participant who has attained age 65 may submit an actual award letter from the Social Security Administration. In no case will the submission of a Participant’s actual wage history or award letter cause him to receive a smaller benefit than he would have been entitled to using estimated earnings. A Participant may not submit his actual wage history or award letter, as applicable, later than 30 days prior to his Payment Date; provided, however, that a Participant who incurs a Termination of Employment on or after age 65 may submit his actual wage history or award letter within 60 days of his Termination of Employment. The date payments commence under such award letter (or the date of such award letter if there is no commencement date) must be no earlier than twelve months prior to the Participant’s Payment Date.

(d)	Limitation on Offset. Notwithstanding the provisions of subsection (a), (b), or (c) above, where it can be demonstrated that the dollar amount of a Participant’s Primary Social Security Benefit determined above and offset by this Plan exceeds the amount permitted to be offset for the Plan to remain qualified under Code Section 401(a), based on the Participant’s actual detailed earnings history under Code Section 3121, such offset will be accordingly reduced.

2.44. “Prior Plan” means the Baxter International Inc. and Subsidiaries Pension Plan. Any reference herein to a period of participation in the Plan will include a period of participation in the Prior Plan, except as the context otherwise requires.

2.45. “Projected Benefit Service” means, as of the earlier of: (a) the Freeze Date or (b) the date on which a Participant incurs a Termination of Employment, the Participant’s actual Years of Service plus the additional Years of Service he would have expected to earn if he continued in employment as an Eligible Employee who performs at least 1,000 Hours of Service each Plan Year until his Normal Retirement Date.

2.46. “Single Life Annuity” means the form of payment of a Participant’s Pension Benefit described in subsection 7.2(b).

2.47. “Spouse” means the person who is married to the Participant at the relevant time. If a Participant was lawfully married under the laws of the state or other jurisdiction in which the marriage ceremony was performed (including a marriage to a person of the same gender), or if a Participant entered into a common law marriage that was valid in the state or other jurisdiction in which the Participant resided at the time, the person to whom the Participant was married will continue to be considered the Participant’s Spouse regardless of the laws of the state or other jurisdiction in which the Participant currently resides. The Administrative Committee is entitled to rely on a Participant’s representation of his marital status. A Participant whose records indicate that he is married may establish that he was subsequently divorced or abandoned upon delivery of a court order evidencing the same to the Administrative Committee.

2.48. “Termination of Employment” occurs when a person ceases to be an Employee. The Termination of Employment of an Employee incurring a separation from service after April 30, 1996 will occur as of the date of such separation, regardless of whether any post-separation pay is owed to such Participant or included in such Participant’s Compensation. The date of a Participant’s Termination of Employment is subject to the provisions of Supplement C. The foregoing provisions also are subject to the following rules:

(a)	Transfers. A transfer of employment from a Participating Employer to any other Employer within the controlled group as defined in subsection 2.19(a) will not constitute a Termination of Employment.

(b)

Disability. Effective for disabilities determined by the Social Security Administration to have occurred after September 30, 1996, a Participant’s Termination of Employment, for purposes of determining whether an Employee is entitled to a Disability Pension Benefit under Section 4.4, occurs as of the end of the six-month period immediately following his separation from service with an Employer during which he is receiving disability pay. If no disability date is indicated by the Social Security Administration’s award letter, then the disability date will be deemed to occur after September 30, 1996, as long as the Social Security award letter is dated after March 31, 1997. For purposes of determining his Accrued Benefit under subsection 4.4(b), subject to subsection 4.4(d), a disabled Participant’s Termination of Employment is the earliest of (i) the date he elects to commence his Disability Pension Benefit under subsection 4.4(c), (ii) his Normal Retirement Date, and (iii) the Freeze Date.

2.49. “Trust” means the legal entity resulting from the Trust Agreements entered into by or on behalf of the Participating Employers and the Trustee pursuant to which assets of the Plan are received, held, invested and distributed to or for the benefit of Participants, Spouses, and Beneficiaries.

2.50. “Trust Agreement” means the agreements entered into by or on behalf of the Participating Employers and the Trustee establishing the Trust, as amended.

2.51. “Trust Fund” means all assets held by the Trustee, Investment Managers and insurance institutions in accordance with the Trust Agreement and the Plan.

2.52. “Trustee” means any individual(s) or corporation(s) designated in the Trust Agreement to execute the duties of the Trustee as set forth in the Trust Agreement.

2.53. “Year of Service” means each Computation Period during which an Employee earns at least 1,000 Hours of Service.

(a)	Benefit Accrual. For purposes of determining a Participant’s Accrued Benefit and Projected Benefit Service, a Year of Service means a Year of Service (including periods of Disability to the extent provided in Section 4.4) earned while a Participant in this Plan or the Prior Plan, excluding:

(i)	Non-Participating Employer Service. All Years of Service due to employment with (a) an Employer prior to the date as of which it became a Participating Employer under this Plan or the Prior Plan, as applicable (except as otherwise agreed to by the Administrative Committee or its delegate in connection with such adoption); (b) a Non-Participating Employer; and (c) an Excluded Division of a Participating Employer.

(ii)	Service Prior to Participation in the Prior Plan. All Years of Service with a Participating Employer prior to becoming a Prior Plan Participant except that the following service prior to becoming a Prior Plan Participant will be recognized:

(A)	Effective January 1, 1987, if an Eligible Employee became a Participant in the Prior Plan at any time during a Plan Year, his Hours of Service earned from January through the date participation commenced in such Plan Year will count in determining whether a Year of Service is earned.

(B)	Prior to January 1, 1986, the Prior Plan was only applicable to Eligible Employees of American and its participating units. Effective as of such date, the Prior Plan was extended to employees of the Company and its participating units. Accordingly, all Participants employed by the Company on or after January 1, 1986 will be credited with any Years of Service with respect to their employment with a Participating Employer under the Prior Plan prior to January 1, 1986, beginning with the January 1 or July 1 following the date such Participants attained age 18 and completed one Year of Service. Such Participants need not have been employed by the Company as of the date American was merged into the Company in order to receive such credit. Participants will receive credit for 190 Hours of Service for each month prior to January 1, 1986 during which the Eligible Employee was employed by a Participating Employer under the Prior Plan in lieu of the 45 Hours of Service equivalency set forth in Section 2.26.

(C)	Effective for Participants who have not commenced their Pension Benefit as of January 1, 1986 but who became a Prior Plan Participant under the Prior Plan’s prior eligibility rules (age 30 and two Years of Service prior to January 1, 1976 and age 25 and one Year of Service between January 1, 1976 and January 1, 1985) such Participants are credited with Years of Service beginning on the January 1 or July 1 next following the date on which they attained the age and completed the service set forth in paragraphs 3.1(b)(i) and (ii).

(iii)	Service Prior to Divestiture. In the case of a Participant who was rehired under the Prior Plan after ceasing to participate in the Prior Plan as the result of a sale or other divestiture of the business that employed the Participant, in which the Participant’s Accrued Benefit under the Prior Plan and the assets attributable to such Accrued Benefit were transferred to another plan in connection with the transaction, all Years of Service earned prior to such transaction unless the Accrued Benefit and attributable assets were transferred back to the Prior Plan, in which event the rules generally applicable to a rehired former Participant will apply.

(iv)	Freeze. A Participant will not be credited with additional Years of Service under subsection 2.53(a) after the Freeze Date.

(b)	Vesting and Entitlement to Benefits. For purposes of determining (i) a Participant’s Non-forfeitable interest in his Accrued Benefit, and (ii) entitlement to benefits under Articles IV and VI, a Year of Service includes a Year of Service as an Employee of an Employer. The following Years of Service will be recognized for purposes of this subsection (b):

(i)	Years of Service earned with an entity prior to its becoming an Employer under this Plan or the Prior Plan, as applicable, will be recognized only if the Employee was employed on the date the entity became an Employer. For purposes of this paragraph (i), an Employee will receive 190 Hours of Service per month from the most recent date of hire until the date of acquisition.

(ii)	Prior to January 1, 1986, the Prior Plan was only applicable to Eligible Employees of American. Effective as of such date, the Prior Plan was extended to Eligible Employees of the Company. Accordingly, for all Participants whose Terminations of Employment occur after January 1, 1986, such Participants will be credited with Years of Service with respect to their employment with an Employer under the Prior Plan prior to January 1, 1986. In determining such Years of Service, Participants will receive credit for 190 Hours of Service for each month prior to January 1, 1986 during which the Eligible Employee was employed by an Employer under the Prior Plan in lieu of the 45 Hours of Service equivalency set forth in Section 2.26.

(c)	Eligibility to Participate. For purposes of determining an Employee’s eligibility to participate in the Prior Plan, a Year of Service (sometimes referred to as a Year of Eligibility Service) was calculated in the same manner as in subsection (b), except that the first Computation Period was the twelve month period commencing on the Employment Date rather than the Plan Year in which the Employment Date occurs.

(d)	Years of Service Disregarded. If an Employee does not have a Non-forfeitable interest in the Plan and incurs a One-Year Break in Service and thereafter returns to employment with an Employer on or after January 1, 1985, his prior Years of Service for vesting, eligibility and benefit service will be disregarded only if he has five consecutive One-Year Breaks in Service and if the number of One-Year Breaks in Service equals or exceeds his Years of Service for vesting purposes prior to the One-Year Break in Service.

(e)	Special Rule for Certain Rehired Participants. In the case of a Participant who was rehired by the Company after ceasing to participate in the Prior Plan as the result of the Company’s spin-off of the Caremark and Dade divisions that employed the Participant, in which the Participant’s Accrued Benefit under the Prior Plan and the assets attributable to such Accrued Benefit were transferred to another plan in connection with such transaction, all Years of Service earned prior to the spin-off will be included for purposes of determining the Participant’s total number of Points under Section 2.7; provided, however, that such Participant has a Termination of Employment on or after January 1, 2003.

ARTICLE III.

Participation

3.1. Participation. Participation in the Plan is closed. An Eligible Employee became a Participant in accordance with the following requirements:

(a)	Plan Participation. Each Eligible Employee who was a Prior Plan Participant and employed by an Employer under the Prior Plan on January 1, 2018 became a Participant in the Plan on January 1, 2018. Each such Participant who was a Participant in the Plan immediately prior to the Effective Date will continue to participate in the Plan on and after the Effective Date until his participation ceases in accordance with the Plan.

(b)	Initial Participation in the Prior Plan. Prior to January 1, 2007, each Eligible Employee became a Prior Plan Participant on the first Entry Date coincident with or next following the date he satisfied the following requirements:

(i)	He completed one Year of Service; and

(ii)	He attained age 21.

(c)	Prior Plan Participation Closure. Participation in the Prior Plan was closed effective December 31, 2006, and no Employees became Prior Plan Participants after such date, subject to the following:

(i)	No Employee who was not employed by a Participating Employer under the Prior Plan on December 31, 2006, will be eligible to participate in the Prior Plan or this Plan.

(ii)	An Eligible Employee who was employed by a Participating Employer under the Prior Plan on December 31, 2006, but who had not satisfied the requirements of subsection (b) on such date, became a Prior Plan Participant on the first Entry Date after he satisfied such requirements, unless he elected not to become a participant as provided in paragraph (c)(iii) below.

(iii)

Each Participant or Eligible Employee under the Prior Plan who either (A) was employed by a Participating Employer under the Prior Plan on December 31, 2006, and would not have been entitled to a Deferred Vested Benefit if he incurred a Termination of Employment on such date, or (B) is described in paragraph (c)(ii) above, could have irrevocably elected to either cease accruing benefits as of December 31, 2006, or not to become a Participant, in the Prior Plan. The Accrued Benefit of a Prior Plan Participant who elected to cease accruing benefits is thereafter equal to his Accrued Benefit as of December 31, 2006, which will not be adjusted for subsequent changes in Average Monthly Compensation, Years of Service, Projected Benefit Service, or Primary Social Security

Benefit, but such Participant will continue to earn Years of Service for purposes of vesting, and Points, and his Accrued Benefit will be payable upon retirement or other Termination of Employment as provided herein. An Eligible Employee who elected not to become a Prior Plan Participant will thereafter be ineligible to become a Prior Plan Participant or a Participant in this Plan. Such election was made in accordance with rules and procedures established by the Administrative Committee, which rules and procedures specified the manner in which the election was made. A Participant or Eligible Employee in the Prior Plan who failed to affirmatively make the election described above continued to accrue benefits, or became a Participant, as applicable, in the Prior Plan in accordance with the remaining terms of the Prior Plan.

3.2. Ceasing to Be a Participant. Once an Eligible Employee has become a Participant in accordance with Section 3.1, he will remain a Participant in the Plan until the later of the date such Participant ceases to be an Eligible Employee (or elected to cease accruing benefits pursuant to paragraph 3.1(c)(iii)) or the date that all of the benefits to which the Participant is entitled under the Plan, if any, have been distributed for his benefit in accordance with the Plan.

3.3. Reemployment. A Participant who has ceased accruing benefits under the Plan will not subsequently be eligible to resume accruing benefits under the Plan. A Participant who incurs a Termination of Employment, and is subsequently rehired by a Participating Employer, will not be eligible to resume accruing benefits under the Plan. If a Prior Plan Participant incurred a Termination of Employment prior to January 1, 2018 and is subsequently rehired by a Participating Employer after January 1, 2018, he will not become a Participant in this Plan. His Accrued Benefit under the Prior Plan, if any, will be payable solely by the Prior Plan.

(a)	Reemployment prior to January 1, 2007 under the Prior Plan.

(i)	Eligible Employee and Prior Participant. An Eligible Employee who was a Prior Plan Participant prior to his Termination of Employment automatically became a Prior Plan Participant on the date he again earned an Hour of Service as an Eligible Employee.

(ii)	Eligible Employee with One or More Years of Service. An Eligible Employee who previously satisfied the requirements of subsection 3.1(b) of the Prior Plan but incurred a Termination of Employment before the next Entry Date, and who was rehired as an Eligible Employee with one Year of Eligibility Service, automatically became a Prior Plan Participant on the later of (i) the Entry Date that would have applied without a Termination of Employment or (ii) the date he again earned an Hour of Service as an Eligible Employee.

(iii)	Eligible Employee without One or More Years of Service. An Eligible Employee who did not have a Year of Eligibility Service when he incurred a Termination of Employment became a Prior Plan Participant if he earned a Year of Eligibility Service based on the eligibility Computation Period described in Section 2.12 of the Prior Plan.

(b)	Reemployment after December 31, 2006 under the Prior Plan. Notwithstanding the foregoing, a Prior Plan Participant who incurred a Termination of Employment after December 31, 2006, and is subsequently re-employed by a Participating Employer, will not be eligible to resume accruing benefits under the Prior Plan or this Plan. His Accrued Benefit under the Prior Plan will be fixed as of the date on which he incurred the Termination of Employment. An Eligible Employee under the Prior Plan who incurred a Termination of Employment after December 31, 2006, prior to having become a Prior Plan Participant, and who is subsequently re-employed will not be an Eligible Employee and will not become a Participant under either this Plan or the Prior Plan.

3.4. Change of Job Status. An Employee who satisfied the service requirement of paragraph 3.1(b)(i) but who was not a Participant because he was not an Eligible Employee became a Participant on the later of (a) the Entry Date that would have applied had he been an Eligible Employee or (b) the date he became an Eligible Employee.

3.5. Transfers. A Participant who transfers to a Non-Participating Employer will continue to accrue Years of Service (as defined in subsection 2.53(a)) after such transfer, unless the Non-Participating Employer is located outside of the United States, in which case he will not accrue any additional Years of Service after such transfer. If a Participant transferred to a Non-Participating Employer outside of the United States and is transferred back to a Participating Employer after December 31, 2006, he will not accrue any additional Years of Service, and his Accrued Benefit will be fixed as of the date of the original transfer. For purposes of this Section 3.5, a Non-Participating Employer located in Puerto Rico will be considered to be located outside of the United States.

3.6. International Employees. A Participant who becomes eligible to accrue benefits under the Company’s pension plan for international employees will cease accruing any additional Years of Service (defined in subsection 2.53(a)) effective as of the date he becomes a participant in such pension plan. If such a Participant ceases to accrue benefits under the pension plan for international employees after December 31, 2006, he will not accrue any additional Years of Service, and his Accrued Benefit will be fixed as of the date he originally became eligible to accrue benefits under the pension plan for international employees.

3.7. Reemployment of Veterans. Notwithstanding any provision of this Plan to the contrary, benefit and service credit with respect to qualified military service was provided in accordance with Code Section 414(u). If an Eligible Employee’s or Participant’s military service began prior to January 1, 2007, and Code Section 414(u) applied upon his re-employment after December 31, 2006, he resumed or commenced participation as required by Code Section 414(u), and if he would have been eligible to make the election described in paragraph 3.1(c)(iii) had he been employed on December 31, 2006, he was permitted to make the election upon his re-employment in accordance with rules and procedures established by the Administrative Committee. If he so elected, his Accrued Benefit will thereafter be determined as of December 31, 2006, as if he had been employed through such date, in accordance with the requirements of

Code Section 414(u). Effective January 1, 2009, the provisions of this Section will also apply to a Participant who dies or incurs a Disability while performing qualified military service, as if such Participant had returned to employment on the day prior to the day on which he died or incurred such Disability.

ARTICLE IV.

Eligibility for and Amount of Pension Benefits

4.1. Normal Retirement. A Participant who incurs a Termination of Employment in the month in which he attains his Normal Retirement Date is entitled to his Pension Benefit.

(a)	Amount. The amount of the Participant’s Pension Benefit will be his Accrued Benefit, or the Actuarial Equivalent of his Accrued Benefit if paid in one of the other forms of payment described in Article VII.

(b)	Commencement. A Participant will begin receiving his Pension Benefit in the form provided for in Article VII commencing effective as of the Payment Date. The Payment Date is the first day of the second month next following his Normal Retirement Date. However, if a Participant notifies the Administrative Committee of his intent to retire at least 30 days prior to his Normal Retirement Date, the Payment Date is the first day of the month following his Normal Retirement Date. In order to receive a Pension Benefit, the Participant must provide the Administrative Committee with a complete and accurate application finalized at least ten days before the Payment Date or the Payment Date may be delayed to the first day of the following month.

4.2. Late Retirement. A Participant who incurs a Termination of Employment during any month after the month in which his Normal Retirement Date occurs is entitled to a Pension Benefit.

(a)	Amount. The amount of the Participant’s Pension Benefit will be his Accrued Benefit, or the Actuarial Equivalent of his Accrued Benefit if paid in one of the other forms of payment described in Article VII.

(b)	Commencement. A Participant will begin receiving his Pension Benefit in the form provided for in Article VII commencing effective as of the Payment Date. The Payment Date is the first day of the second month next following his Termination of Employment. However, if a Participant notifies the Administrative Committee of his intent to retire at least 30 days prior to his Termination of Employment, the Payment Date is the first day of the month following his Termination of Employment. In order to receive a Pension Benefit, the Participant must provide the Administrative Committee with a complete and accurate application finalized at least ten days before the Payment Date or the Payment Date may be delayed to the first day of the following month.

4.3. Early Retirement. A Participant who incurs a Termination of Employment on or after his Early Retirement Date is entitled to a Pension Benefit.

(a)	Amount. The amount of the Participant’s Pension Benefit will be his Accrued Benefit determined as of his Early Retirement Date, or the Actuarial Equivalent of his Accrued Benefit, if paid in one of the other forms of payment described in Article VII. If the Participant elects to receive his Pension Benefit prior to his Normal Retirement Date, his Accrued Benefit will be reduced to the extent required by the Early Pension Benefit Reduction Factors applicable to such Participant as described in Section 2.7.

(b)	Commencement. A Participant will begin receiving his Pension Benefit in the form provided for in Article VII commencing effective as of the Payment Date. The Payment Date is the first day of the month following his Normal Retirement Date. The Participant may designate an earlier Payment Date which will be the first day of any month which is at least 30 days after the Participant delivers notice of such designation on such form, in such manner and at such times as the Administrative Committee will require. In order to receive a Pension Benefit, the Participant must provide the Administrative Committee with a complete and accurate application finalized at least ten days before the Payment Date or the Payment Date may be delayed to the first day of the following month.

4.4. Disability Retirement.

(a)	A Participant is entitled to a Disability Pension Benefit if he incurs a Termination of Employment described in subsection 2.48(b)

(i)	after he has been credited with five Years of Service under subsection 2.53(b) and has been credited with 65 Points, or

(ii)	after he has been credited with ten Years of Service under subsection 2.53(b) if he became a Participant prior to January 1, 1990.

(b)

Amount of Benefit. The amount of the Disability Pension Benefit will be the Participant’s Accrued Benefit, or the Actuarial Equivalent of the Accrued Benefit if paid in one of the other forms of benefit described in Article VII. If the Participant elects to receive his Disability Pension Benefit prior to his Normal Retirement Date, his Accrued Benefit will be determined as if the Payment Date was the date of the Participant’s Termination of Employment and will be reduced to the extent required by the Early Pension Benefit Reduction Factors applicable to such Participant as described in Section 2.7. The Accrued Benefit payable under this Section 4.4 will be determined by using the Participant’s Years of Service earned at the time of his Disability, plus the Years of Service that he would have earned had he continued in employment as an Eligible Employee from the time of his Disability until the earliest of (i) his Termination of Employment, (ii) his Normal Retirement Date, or (iii) the Freeze Date, provided that such Participant is actually receiving disability payments from the Social Security Administration. The Accrued Benefit will be calculated using the Participant’s Compensation in the Plan Year preceding the date as of which he is determined to be disabled by the Social Security Administration for the first year of Disability and for each year thereafter up to the earliest of (i) the Participant’s Termination of Employment, (ii) the first day of the month following his Normal Retirement Date, or (iii) the Freeze Date in order to calculate the Participant’s Average Monthly Compensation; provided, however, that for Participant’s who are determined to be disabled on or after August 20, 2010, the Participant’s Compensation for the Plan Year preceding the date as of which payment of disability benefits commences will be used if it results in a higher Average Monthly Compensation.

(c)	Commencement of Benefits. Payment of the Accrued Benefit described in this Section 4.4 will commence effective on the Payment Date, in the form provided for under Article VII. The Payment Date is the first day of the month coincident with or next following the Participant’s Normal Retirement Date. However, a Participant may elect an earlier Payment Date which may be the first day of any month following the Participant’s accumulation of 65 Points if the Participant provides notice of such election to the Administrative Committee at least 30 days prior to such month. In order to receive a Pension Benefit, the Participant must provide the Administrative Committee with a complete and accurate application finalized at least ten days before the Payment Date or the Payment Date may be delayed to the first day of the following month.

A Participant eligible for a Disability Pension Benefit also may elect to receive a Lump Sum payment of his Accrued Benefit at any time when the Lump Sum value of such Accrued Benefit is $5,000 or less, and, for purposes of determining such Lump Sum, the Participant will be deemed to have incurred a Termination of Employment on the Payment Date for such Lump Sum. Payment of any such Lump Sum will be subject to the provisions of Section 7.3.

(d)	Recovery. If a Participant who is earning an Accrued Benefit under this Section 4.4 recovers from his Disability prior to his Normal Retirement Date, such Participant will be deemed to have incurred a Termination of Employment as of the date of recovery. If such Participant is not reemployed by an Employer, he will become entitled to his Accrued Benefit under Section 4.3 or 4.5 depending upon his Points, Years of Service or age at the time of such Termination of Employment. The Participant’s Accrued Benefit will be based on his Years of Service and his Average Monthly Compensation as determined under subsection 4.4(b). Subject to subsection 2.43(b), the Participant’s Primary Social Security Benefit will be calculated based upon his Termination of Employment at the time of his recovery. For purposes of this subsection, a Participant will be deemed to be recovered from his Disability if he is no longer receiving disability payments from the Social Security Administration.

4.5. Deferred Vested Benefit. A Participant who incurs a Termination of Employment for any reason other than Disability or death before his Early Retirement Date, but after completing at least five Years of Service as defined in subsection 2.53(b), is entitled to a Pension Benefit.

(a)	Amount. The amount of the Participant’s Pension Benefit will be his Accrued Benefit determined at his Termination of Employment, or the Actuarial Equivalent of his Accrued Benefit, if paid in one of the other forms of payment described in Article VII. If the Participant elects to receive his Pension Benefit prior to his Normal Retirement Date, his Accrued Benefit will be reduced to the extent required by the Early Pension Benefit Reduction Factors applicable to such Participant as described in Section 2.7.

(b)	Commencement. Payment of the Accrued Benefit described in this Section 4.5 will commence effective on the Payment Date, in the form provided for under Article VII. The Payment Date is the first day of the month following his Normal Retirement Date. However, such Participant may designate an earlier Payment Date which may be the first day of any month following the date on which he attains an age which causes his Points to equal or exceed 65 if the Participant provides notice of such election to the Administrative Committee at least 30 days prior to such date. Such election will be made on such form, in such manner and at such times as the Administrative Committee will require. In order to receive a Pension Benefit, the Participant must provide the Administrative Committee with a complete and accurate application finalized at least ten days before the Payment Date or the Payment Date may be delayed to the first day of the following month.

A Participant entitled to a minimum Accrued Benefit under an applicable Supplement is fully vested in the portion of the Participant’s Accrued Benefit, if any, which is described in such Supplement. Such Participant may request, after he attains age 55 but prior to his Normal Retirement Date, on such form, in such manner and at such times as the Administrative Committee will require, to begin receiving his Accrued Benefit commencing effective as of the first day of any month after he attains age 55. In such event, the amount of the benefit which would be paid beginning on his Normal Retirement Date will be reduced according to the Deferred Vested Benefit Reduction Factors described in Table 2 of Supplement A.

4.6. Deferral of Payment Date. Notwithstanding the foregoing, a Participant who is entitled to a benefit under any of the foregoing provisions of this Article IV may elect to defer the Payment Date to not later than the latest date permitted by subsection 7.5(c). A Participant who does not file a retirement application electing to retire on the Payment Date specified in the applicable provision of this Article IV will be deemed to have elected to defer his Payment Date until the date specified on an application that he subsequently files, and if he does not file a subsequent application, he will be deemed to have elected to defer his Payment Date until the latest date permitted by subsection 7.5(c).

ARTICLE V.

Special Vesting Provisions for Divested Employees

5.1. Accelerated Vesting. In the event of a sale by the Company on or after the Effective Date of the stock or substantially all of the assets of a Participating Employer, or a separate business unit of a Participating Employer, so that the Participating Employer, or such business unit, ceases to be an Employer, the Administrative Committee, in its sole discretion, may determine that all or a portion of the affected Participants of said Participating Employer will be fully vested in their Accrued Benefit, determined on the date as of which the Participating Employer is no longer an Employer. If such employment ceases prior to the accumulation of 65 Points (or age 55 in the case of Participants who first became Prior Plan Participants prior to January 1, 1990), the Participant is entitled to the forms of payment and early commencement reduction factors applicable to a terminated Participant entitled to a deferred vested benefit under Section 4.5. If his employment ceases on or after accumulation of 65 Points (or age 55 in the case of Participants who first became Prior Plan Participants prior to January 1, 1990), the Participant is entitled to the forms of payment and early commencement reduction factors applicable to a terminated Participant entitled to an early retirement benefit under Section 4.3.

5.2. Re-employment. If a Participant who fully vested under Section 5.1 was later rehired as an Eligible Employee, and that Participant received a distribution of his Accrued Benefit, his prior Years of Service for vesting purposes were reinstated but no prior Years of Service for purposes of determining his Accrued Benefit were reinstated. A repayment of the distribution was not required or permitted. The Pension Benefit to which the rehired Participant is entitled at his subsequent Termination of Employment will be paid under the terms and conditions applicable to all other Participants. If a Participant would have been eligible for accelerated vesting under Section 5.1 if he was not rehired, and such Participant was rehired by the Employer before any benefit payments were made by the Plan, no such payment was made and the Participant was not entitled to the special vesting of Section 5.1. Such Participant was instead subject to the regular vesting provisions as if no divestiture and Termination of Employment had ever occurred. The provisions of this Section 5.2 also apply to a Participant whose Accrued Benefit, and the assets attributable thereto, were transferred to another plan in connection with the divestiture as if such Participant had received a distribution of his Accrued Benefit, unless such Accrued Benefit was transferred back to the Plan upon rehire.

ARTICLE VI.

Benefits after Death

6.1. Death after Payment Date. The Death Benefit, if any, of a Participant who dies after his Payment Date under the Plan are those specified under the form in which his benefits were being paid at the time of his death.

6.2. Death before Payment Date. Except as otherwise provided in this Article, no benefits are payable on behalf of a Participant who dies before his Payment Date. Death Benefits that have been paid under a prior version of the Plan or which are currently being paid under such prior version will not be affected by the provisions of this Article.

6.3. Death Benefits Payable to Spouses. A pre-retirement lifetime Death Benefit is payable under either subsection (a) or (b) below to the surviving Spouse of a Participant who incurred a Termination of Employment after December 31, 1989 and who dies with a Non-forfeitable Accrued Benefit prior to the commencement of his Pension Benefits under the Plan.

(a)	Deferred Annuity. A deferred pre-retirement lifetime Death Benefit is payable to the surviving Spouse of a Participant who dies prior to attaining his 65th Point. The Death Benefit will commence effective as of the first day of the month following the month in which the Participant would have attained an age that, when combined with his Years of Service credited as Points would have credited him with his 65th Point. Such Death Benefit is based upon the assumption that the Participant had elected a Joint and 50 Percent Survivor Annuity form of payment and, if he had not previously incurred a Termination of Employment, that he had incurred a Termination of Employment immediately prior to his death. The amount of the monthly Death Benefit paid to such surviving Spouse is based on an Accrued Benefit determined under subsection 2.1(a) as of the date such payment commences and is not actuarially reduced for commencement prior to age 65.

(b)	Immediate Annuity. An immediate pre-retirement lifetime Death Benefit is payable to the surviving Spouse of a Participant who dies after attaining an age which, when combined with his Years of Service credited as Points as of the date of his death, equals or exceeds 65 Points. Such Benefit commences effective as of the first day of the month following the date of the Participant’s death. The Death Benefit payable to the Participant’s surviving Spouse is based upon the assumption that the Participant had elected a Joint and 100 Percent Survivor Annuity form of payment and, if he had not previously incurred a Termination of Employment, that he had incurred a Termination of Employment immediately prior to his death. The Death Benefit paid to the Participant’s surviving Spouse is based on an Accrued Benefit determined under subsection 2.1(a) as of the date of payment and is not actuarially reduced for early commencement prior to age 65.

(c)	Compliance with Code Section 417. Death Benefits under subsections 6.3(a) and (b) are based on the Accrued Benefit described in subsection 2.1(a) only, even if the Participant has a frozen Accrued Benefit under subsection 2.1(b) that would have paid a greater retirement benefit at age 65. In most cases, the Death Benefit, with the Points-based Early Retirement Date and full subsidy for early commencement will begin earlier and in greater amounts than partially subsidized or unsubsidized Death Benefits based on a frozen Accrued Benefit and an early retirement age of 55. However, for some married Participants with a frozen Accrued Benefit, the minimum qualified pre-retirement annuity required under Code Section 417 based on such Accrued Benefit may be greater in value, or may commence earlier than the Death Benefit in subsection 6.3(a) or (b). In such a case, the surviving Spouse’s benefit described in subsection 6.3(a) or (b) will be paid at such earlier times and in such minimum amounts as are necessary to satisfy Code Section 417. For purposes of determining the minimum qualified pre-retirement survivor annuity based on a frozen Accrued Benefit, the Benefit Reduction Factors of subsection 2.7(d) apply (with the 1⁄4 percent (0.25%) monthly reduction factor applicable if the Participant incurred a Termination of Employment after attaining age 55).

6.4. Survivor Benefits Payable to Non-Spouse Beneficiaries. A pre-retirement Death Benefit is payable to the Beneficiary of a Participant with a Non-forfeitable Accrued Benefit who incurred a Termination of Employment after December 31, 1989 and dies without a surviving Spouse or who dies with a surviving Spouse who has consented to the designation of a non-Spouse Beneficiary as provided in Section 6.7. Such Benefit will commence effective as of the first day of the month following the date of the Participant’s death under (a) or (b) below.

(a)	Calculation of Benefit. The pre-retirement Death Benefit payable under this Section 6.4 will be the survivorship pension payable to his Beneficiary under a Ten-Year Certain and Life Annuity described in subsection 7.2(c) (or an Actuarially Equivalent lump sum), calculated as if the Participant had

(i)	incurred a Termination of Employment on his date of death if he had not already incurred a Termination of Employment prior to his death,

(ii)	begun receiving the Annuity immediately if he had attained 65 Points at the time of his death, or, if he had not yet attained 65 Points, survived to the date he would have attained an age that, when combined with his Years of Service credited as Points, would have credited him with his 65th Point, and then begun receiving the annuity, in either case unreduced for early commencement, and

(iii)	Died immediately after payment commenced.

(b)

Form of Payment. The Beneficiary of a Participant who had not yet attained 65 Points at the time of his death will receive a lump sum payment that is the Actuarial Equivalent of the annuity described in subsection 6.4(a), which will be paid not later than the last day of the year that includes the fifth anniversary of the Participant’s death. The Beneficiary of a Participant who had attained 65 Points at the time of his death will also receive a lump sum payment, unless the

Beneficiary elects to survivorship benefit payable under the Ten Year and Certain Life Annuity. Such election must be made, in accordance with procedures established by the Administrative Committee, in sufficient time to allow the first annuity payment to be paid not later than the last day of the year that includes the first anniversary of the Participant’s death, and if no such election is made by such date the Beneficiary will instead receive the lump sum payment described above.

6.5. Death Benefits for Disability Retirees. The surviving Spouse or Beneficiary of a Participant who incurred a Disability and who was accruing additional Benefit Service at his death under the provisions of Section 4.4 is entitled to a Death Benefit determined in accordance with Section 6.3 or 6.4, as applicable. If the Participant incurred a Disability, accrued additional benefits under Section 4.4, recovered from his Disability, did not return to employment with the Employer, and died before his Payment Date, his surviving Spouse or Beneficiary is entitled to a Death Benefit determined in accordance with Section 6.3 or 6.4, as applicable.

6.6. Pre-Retirement Death Benefits Payable in a Lump Sum. If the present value of a Death Benefit payable in a form other than a Lump Sum is $5,000 or less at the earliest date such Death Benefit may commence, such Death Benefit will be paid in a Lump Sum at such time, notwithstanding any provision of the Plan or election by the Participant or Beneficiary to the contrary. Any Lump Sum payable in accordance with this Section 6.5 to a Spouse is subject to the direct rollover provisions of Section 7.3.

6.7. Designation of Beneficiary. Subject to subsection 7.4(d) and Section 13.4, a Participant’s surviving Spouse is entitled to the Death Benefit, if any, which is payable with respect to the Participant. A Participant may designate a Beneficiary who is not the Participant’s surviving Spouse, provided that such surviving Spouse consents to the designation. The designation of such Beneficiary can be made only after the notice required by Code Section 417(a)(3)(B) is provided to the Participant during the time periods specified in Code Section 417 and will be effective only if the consent of the surviving Spouse:

(i)	is in writing;

(ii)	acknowledges the effect of the Participant’s designation of a Beneficiary other than the Spouse and the identity of such Beneficiary and

(iii)	is witnessed by a notary public; provided, however, such consent will be deemed to have been granted where it is established to the satisfaction of the Administrative Committee that the consent of the Spouse cannot be obtained because (1) there is no surviving Spouse, (2) the surviving Spouse cannot be located, or (3) there exist such other circumstances as may be prescribed by regulations under ERISA or the Code. Consent of the surviving Spouse to a designated Beneficiary and any contingent Beneficiary is irrevocable. Each change from one non-Spouse Beneficiary to another, or change of contingent Beneficiary, requires a new consent from the surviving Spouse.

If the Participant dies leaving no surviving Spouse and either (1) the Participant failed to file a valid beneficiary designation form, or (2) all persons designated on the beneficiary designation form have predeceased the Participant, the Participant’s Death Benefit described in Section 6.4 will be paid in a lump sum to the Participant’s estate.

6.8. Incapacitated Participants or Beneficiaries. If a Participant or Beneficiary is incompetent or a minor, and a conservator, guardian, or other person legally charged with his care has been appointed, any benefits to which such Participant or Beneficiary is entitled is payable to such conservator, guardian, or other person legally charged with his care. The decision of the Administrative Committee in such matters is final, binding, and conclusive upon all affected or interested parties. Neither the Plan nor any representative of the Plan has any duty to see to the proper application of such payments.

6.9. Death During Military Service. Notwithstanding any other provision of the Plan to the contrary, the death benefit payable to the surviving spouse or Beneficiary of a Participant who dies on or after January 1, 2007, while performing qualified military service as defined in Section 3.7, will not be less than the death benefit that would have been payable had the Participant resumed employment immediately prior to his death and died while employed. Such Participant will be credited with Hours of Service as if employed through the date of his death for purposes of vesting and entitlement to benefits pursuant to subsection 2.53(b), but will only be credited with any additional Accrued Benefit to the extent provided in Section 3.7.

ARTICLE VII.

Form and Payment of Pension Benefits and Death Benefits

7.1. Normal Form of Payment. Pension Benefits under the Plan will commence effective as of the Payment Date and will be payable as follows:

(a)	Joint and 50 Percent Survivor Annuity. A Participant who has a Spouse on his Payment Date will receive his Pension Benefit in the form of a Joint and 50 Percent Survivor Annuity (covering the Participant and his Spouse) unless the Participant elects not to receive such Joint and 50 Percent Survivor Annuity by electing in lieu thereof to receive payment under an available option described in Section 7.2.

(b)	Life Annuity. A Participant who does not have a Spouse on his Payment Date will receive his Pension Benefit in the form of a Single Life Annuity unless he has properly elected to have his Pension Benefit paid in an optional form of payment under Section 7.2 in accordance with the procedures set forth in Section 7.4.

7.2. Optional Forms of Payment. A Participant who is entitled to receive a Pension Benefit may elect to receive such Pension Benefit in one of the optional forms of payment described in this Section 7.2. All optional forms of payment will be the Actuarial Equivalent of the Participant’s Pension Benefit. As of the Effective Date, the following optional forms of payment are available:

(a)	Joint and 100 Percent, 75 Percent or 50 Percent Survivor Annuity. A reduced Pension Benefit payable monthly during the lifetime of the Participant with the provision that 100 percent, 75 percent or 50 percent (as elected by the Participant) of such monthly benefit will be payable to the Participant’s Beneficiary in monthly installments commencing effective on the first day of the month following the month in which the Participant dies and continuing thereafter on the first day of each month during the remaining lifetime of such Beneficiary.

(b)	Single Life Annuity. A Pension Benefit payable monthly during the lifetime of the Participant through the last monthly payment on or prior to such Participant’s death.

(c)	Ten-Year Certain and Life Annuity. A reduced Pension Benefit payable monthly during the lifetime of the Participant with the provision that if the Participant dies before receiving 120 payments, his Beneficiary will receive the same monthly payment as the Participant until a total of 120 payments have been made in the aggregate to the Participant and Beneficiary. If such Beneficiary should die prior to the aggregate payment of 120 payments, a lump sum which is Actuarially Equivalent to the remaining payments will be paid to the Beneficiary’s estate.

(d)	Special Lump Sum Option for Clintec Transferees. If the Plan received a transfer from the trustee of the Clintec Pension Plan on behalf of a Participant, such Participant may elect to receive a Lump Sum payment if the Lump Sum value of his Accrued Benefit is not greater than $10,000 at the time of the distribution from the Plan. The Lump Sum option under this subsection (d) will be subject to the provisions of subsections 7.3(a) and (b) and subsection 7.4(d) (if the Lump Sum value of the benefit is greater than $5,000).

7.3. Lump Sum Cash-Out. Except as provided below, any Participant with a Non-forfeitable interest in the Plan having a Lump Sum value of $5,000 or less on the Payment Date will receive a Lump Sum payment of the portion of his Accrued Benefit that is Non-forfeitable as soon as practicable. For purposes of this Section 7.3, if the Participant does not have a Non-forfeitable interest in his Accrued Benefit, such Participant will be deemed to have received a distribution of his entire Accrued Benefit of zero. Such Lump Sum payments will be subject to the following:

(a)	Reemployment prior to Payment. If such a Participant is rehired by the Employer before any benefit payment is made by the Plan, no such payment will be made.

(b)	Direct Rollovers of Lump Sums. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Administrative Committee, to have a Lump Sum paid directly to an eligible retirement plan specified by the distributee in a direct rollover. The following definitions will apply for purposes of this paragraph (b):

(i)	Eligible Retirement Plan. An “Eligible Retirement Plan” is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the Distributee’s eligible rollover distribution, an annuity contract described in Code Section 403(b), an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from the Plan and, effective January 1, 2008, a Roth IRA as defined in Code Section 408A. The definition of Eligible Retirement Plan will also apply in the case of a distribution to a surviving Spouse, or to a Spouse or former Spouse who is the alternate payee under a qualified domestic relation order, as defined in Code Section 414(p).

(ii)

Distributee. A “Distributee” includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a Qualified Domestic Relations Order are distributees with regard to the interest of the Spouse or former Spouse. Effective January 1, 2007, any Beneficiary who is a “designated beneficiary” for purposes of Code Section 401(a)(9) and the regulations thereunder (or, to the extent provided in regulations, that is a trust established for the benefit of one or more designated beneficiaries), will also be a Distribute; provided that in the case of a Distributee who is not the Participant’s Spouse or an alternate payee the term Eligible Retirement Plan will mean only an individual retirement account or an individual retirement annuity that is treated as an inherited account or annuity under Code Section 408(c)(3)(B).

(iii)	Direct Rollover. A “direct rollover” is a payment by the Plan of an “Eligible Rollover Distribution” to the eligible retirement plan specified by a Distributee. An Eligible Rollover Distribution is the distribution of all or any portion of the present value of the Participant’s Accrued Benefit, except that an Eligible Rollover Distribution does not include: (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant’s designated beneficiary, or for a specified period of 10 years or more; (b) any distribution to the extent such distribution is required under Code Section 401(a)(9); or (c) any portion of any distribution that is not included in the recipient’s gross income; provided that effective January 1, 2002, the portion that is not included in the recipient’s gross income will be considered part of an eligible rollover distribution to the extent transferred to an eligible retirement plan that is described in paragraph (b)(i), or that is a defined contribution plan that agrees to separately account for the non-taxable portion of the distribution and the income attributable thereto.

In the event the amount of an Eligible Rollover Distribution payable to a Distributee who is an Employee or former Employee (but not to a surviving Spouse or alternate payee) prior to the Distributee’s Normal Retirement Date exceeds $1,000, if the Distributee does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a direct rollover or to receive the distribution directly, then the Plan will pay the distribution in a direct rollover to an Eligible Retirement Plan that is an individual retirement account described in Code Section 408(a) designated by the Administrative Committee.

7.4. Rules as to Election and Discontinuance of Optional Forms of Payment. A Participant’s election of an optional form of payment specified in Section 7.2 will be subject to the following rules, to the extent appropriate:

(a)	Written Elections. An election of an optional form of payment must be made on such forms, in such manner and at such times as the Administrative Committee will require.

(b)	Election Period. A Participant may elect an optional form of payment any time during the 180-day period ending on his Payment Date. The Administrative Committee will provide each Participant with a written explanation of the normal form of benefit under Section 7.1. Such explanation will advise such Participant:

(A)	of the circumstances in which the normal form of benefit will be provided unless the Participant has elected not to have benefits provided in that form;

(B)	of the availability of such election;

(C)	of the rights of the Spouse, if any; and

(D)	of the financial effect on a Participant’s annuity of such election.

Such written notice will be provided at least 30, but not more than 180 days before the Payment Date. However, the written notice may be provided less than 30 days prior to the Payment Date (and may be provided after the Payment Date for Terminations of Employment occurring after December 31, 1996) provided that (i) the Participant is notified in writing of his right to a 30 day period to consider whether to waive the normal form of benefit and consent to a form of distribution other than the normal form of benefit; (ii) the Participant is permitted to revoke his election at any time prior to the Payment Date, or if later, the eighth day following the date he receives the written notice and (iii) no distribution is made to the Participant prior to the Payment Date, or if later, the eighth day following the date he receives the written notice. A Participant may elect to waive in writing (with the applicable spousal consent described in (d), below) his right to a full 30 days to consider whether to elect an optional form of benefit. If the Administrative Committee does not receive the Participant’s election to waive the normal form of benefit by the first business day following the expiration of the 30 day period (or, if later, the Payment Date) then the Participant will be deemed to have consented to the normal form of benefit.

(c)	Revocation. Any election to receive an optional form of benefit pursuant to Section 7.2 may be revoked by a Participant by notifying the Administrative Committee in such manner as the Administrative Committee may require at any time during the 180-day period ending on the Payment Date. However, if the written explanation required in subsection (b) is provided less than 30 days before the Payment Date or after the Payment Date, a Participant may revoke his election any time up to the Payment Date, or if later, the eighth day following the date the written explanation is received by the Participant. Once revoked, an election for an optional form of benefit may again be made by submitting a new election to the Administrative Committee within the times specified in subsection (b).

(d)

Spousal Consent. Any election by a married Participant of an optional form of benefit described in Section 7.2 (other than subsection 7.2(a) where the Spouse is the designated Beneficiary) must be consented to by the Participant’s Spouse unless an optional form of payment is elected that provides a benefit to the Spouse that is equal to or greater than the Joint and 50 Percent Survivor Annuity. The consent of a Participant’s Spouse required under this subsection (d) will be effective only if such consent:

(i)	is in writing;

(ii)	acknowledges the effect of the Participant’s designation of a Beneficiary other than the Spouse and the identity of such Beneficiary; and

(iii)	is witnessed by a notary public; provided, however, such consent will be deemed to have been granted where it is established to the satisfaction of the Administrative Committee that the consent of the Spouse cannot be obtained because (1) there is no Spouse, (2) the Spouse cannot be located, or (3) there exist such other circumstances as may be prescribed by regulations under ERISA or the Code. Consent of the Spouse to a designated Beneficiary and any contingent Beneficiary is irrevocable. Each change from one non-Spouse Beneficiary to another, or change of contingent Beneficiary, requires a new consent from the Spouse.

(e)	Death before Retirement. If a Participant who had elected an optional form of payment providing for a greater Death Benefit than would otherwise be paid under Article VI dies before his Payment Date, such optional form of payment will be in effect and any Death Benefit under Article VI will be canceled.

(f)	Death of Beneficiary before Payment Date. If the Beneficiary of a Participant who has elected an optional form of payment dies before the Participant’s Payment Date, the optional form of payment will automatically be canceled and the Participant’s Pension Benefit will be paid to him in the normal form unless a new election can be and is made by the Participant pursuant to the foregoing provisions of this Section.

(g)	Change of Form or Beneficiary after Option Effective. Except as otherwise provided below, a Participant may not change his optional form of payment or designate a new Beneficiary after his Payment Date (or, if later, after the last day on which he is permitted to revoke his election pursuant to subsection (c)), even if his Beneficiary dies or he is divorced from his Beneficiary. However, a Participant may designate a new Beneficiary to receive any unpaid portion of a Ten-Year Certain and Life Annuity option described in subsection 7.2(c). If no Beneficiary is designated on the Participant’s death, such unpaid portion will be payable to the Beneficiary specified under Section 6.7.

(h)

Special Rules for Retroactive Payment Dates. Effective January 1, 2004, if a Participant does not receive the written election described in subsection (a) until after the date that would otherwise be his Payment Date, he may elect (in accordance with procedures established by the Administrative Committee) to receive his benefit calculated as of the original Payment Date, provided that (A) the Participant receives a supplemental payment equal to the monthly annuity payments that would have been received had payment actually commenced on the retroactive Payment Date, with an appropriate interest adjustment; (B) the person who is the Participant’s Spouse on the date payment actually commences (if different from the person who is his Spouse on his Payment Date) consents to any optional form of benefit in accordance with subsection (d) (including an optional form described in subsection 7.2(a) unless the survivorship payments to be received by the Spouse under such form are at least equal to the survivorship payments that would be received under one of the optional forms described in subsection 7.2(a) with a Payment Date after the date the explanation was furnished; and (C) if the date on which payments commence is more than one year after the Payment Date, the benefit payments satisfy Section 13.12 based both upon the Payment Date and the date on which payments actually commence, in the latter case treating the supplemental payments (including the interest adjustment) as an additional benefit payment in the year of commencement.

7.5. Special Payment Limitations. Unless a Participant otherwise elects (or is deemed to elect pursuant to Section 4.6), payment of benefits under the Plan to a Participant will commence not later than the sixtieth day after the end of the Plan Year in which the Participant attains his Normal Retirement Date or incurs a Termination of Employment, whichever occurs later. The following provisions will supersede any other provisions of this Plan:

(a)	Maximum Payment Period. No optional form of payment will be permitted that causes the Pension Benefit to be paid over a period extending beyond the life or life expectancy of the Participant or the combined lives or life expectancies of the Participant and his Beneficiary as determined in accordance with applicable mortality tables contained in applicable federal regulations.

(b)	Five-Year Limit. If the Participant dies without a Spouse and prior to commencement of benefits, no form of payment under the Plan will permit payments to continue beyond five years after the Participant’s death except to the extent permitted by Code Section 401(a)(9).

(c)	Age 70 1⁄2 Benefit Payments. A Participant’s Pension Benefit will commence as of the April 1 following the later of the Plan Year in which he attained age 70 1⁄2 or the Plan Year in which he incurs a Termination of Employment; provided that if the Participant owned five percent (5%) or more of the outstanding voting stock of the Company or five percent (5%) or more of the value of all classes of outstanding stock at any time during the Plan Year in which he attained age 70 1⁄2 his Pension Benefit will commence as of the following April 1 regardless of whether he is an Employee as of such date.

Notwithstanding anything in the Plan or this Section to the contrary, the provisions of the Plan will be interpreted, construed and administered in a manner that complies with, and benefits will be paid in accordance with the requirements of Code Section 401(a)(9) and regulations thereunder, including the minimum distribution incidental benefit requirement of Code Section 401(a)(9)(G). Minimum distributions will be determined in accordance with Treasury Regulations Section 1.401(a)(9)-2 through Section 1.401(a)(9)-6, which are incorporated herein by reference. The provisions of such final regulations will control over any provision of the Plan to the contrary.

(d)	Inability to Locate Participants and Beneficiaries. In the event that the Administrative Committee is unable after a reasonable effort to locate a Participant or Beneficiary to whom a benefit is due by the date as of which payment is required to commence pursuant to the applicable provision of this Section 7.5, such benefit will be forfeited as of the day immediately preceding the date on which payment is required to commence; provided that if such Participant or Beneficiary subsequently makes an application for such benefit, the forfeited benefit will be restored, with appropriate adjustments. Nothing contained herein will be construed to preclude the Administrative Committee from using any other method permitted by applicable law to satisfy the Plan’s obligations to a missing Participant or Beneficiary, including use of the Pension Benefit Guaranty Corporation Missing Participant Program, if applicable.

7.6. Effect of Prior Lump Sums on Pension Benefits. Except as otherwise provided in an applicable Supplement, a Participant who is rehired after receiving his Pension Benefit in a Lump Sum will be entitled to a Pension Benefit upon Termination of Employment equal to his Accrued Benefit (taking into account all of his Years of Service), reduced by the portion of such Accrued Benefit represented by such Lump Sum. Such reduction will occur prior to any reductions for commencement of the Pension Benefit prior to the Participant’s Normal Retirement Date and prior to the conversion of the Accrued Benefit into a form other than a Single Life Annuity. If the Lump Sum was not more than $5,000, only Years of Service after rehire will be taken into account and no reduction will be made to the Accrued Benefit based on such Years of Service.

7.7. Effect of Participant Resuming Employment after Benefits Commence. If a Participant whose Pension Benefit has commenced is rehired by the Employer, the following rules will apply:

(a)	Resumption of Employment prior to Age 65. If a Participant is rehired by Employer before his 65th birthday, his Pension Benefit payments will be discontinued and will not be paid or accrued during the period of such reemployment, his previous election of form of payment will be canceled, and he will have all Years of Service he had at the time of his Termination of Employment reinstated. Upon his subsequent Termination of Employment, his eligibility for a benefit and the amount of the benefit will be determined, calculated and paid as if he then first incurred a Termination of Employment based upon both reinstated Years of Service and any additional Years of Service credited, but such benefit will be actuarially reduced to recognize any Pension Benefit payments he received prior to his suspension. In no event will a Participant’s Pension Benefit at his subsequent Termination of Employment be less than his benefit at his earlier Termination of Employment. However, if a Participant who is rehired as described above subsequently reaches his 65th birthday and is employed at a rate of fewer than ten hours per week, he is entitled to receive a Pension Benefit determined under Section 4.1. Such payments will continue every month thereafter until his rate of employment equals or exceeds ten hours per week, at which time his Pension Benefit payments will be suspended under the terms and conditions described below.

(b)	Resumption of Employment after Age 65. If a participant is rehired by the Employer after his 65th birthday, at a rate of at least ten hours per week, his Pension Benefit payments will be discontinued and will not be paid and no payment obligation will accrue during the period of such reemployment. Such suspension of benefits will be done in accordance with Department of Labor Regulations Section 2530.203-3 and will include the notice described below. Such Participant will thereafter continue to accrue further benefits, and his previous election of form of payment will remain in effect and will determine what Death Benefit, if any, is payable under the Plan. Upon the Participant’s subsequent Termination of Employment, he will resume receiving payments in the same form as he elected at his earlier Termination of Employment, but such benefit amount will be increased to reflect the value of any additional Accrued Benefit. If a Participant who has his benefits suspended under this subsection (b) elected a Ten-Year Certain and Life Annuity, payments that are not made due to the suspension do not count against the 120-payment guarantee. If a Participant is rehired by the Employer after his 65th birthday and his rate of employment is fewer than ten hours per week, he will receive the same type and amount of his benefit payment which he was entitled to receive preceding his reemployment during such period of reemployment. Such payments will continue every month thereafter until his rate of employment equals or exceeds ten hours per week, at which time his Pension Benefit payments will be suspended as described above. If a Participant continues in employment with the Employer after his 65th birthday at a rate of at least ten hours per week, his Pension Benefit payments will not commence during the period of such employment. Such suspension of benefits will be done in accordance with Department of Labor Regulations Section 2530.203-3 and will include the notice described below. Such Participant will continue to accrue further benefits under the Plan. During such employment the Provisions of Article VI will remain in effect and will determine what Death Benefit is payable under the Plan. If a Participant continues in employment with the Employer after his 65th birthday and his rate of employment is fewer than ten hours per week, he will receive a Pension Benefit under Section 4.1 under the same terms and conditions as a Participant who incurred a Termination of Employment. Such payments will continue every month thereafter until his rate of employment equals or exceeds ten hours per week, at which time his Pension Benefit payments will be suspended as described above.

(c)	Notice of Benefit Suspension. If a Participant’s benefits are to be suspended after age 65 due to either reemployment or continued employment, the Administrative Committee will notify the Participant by personal delivery or first class mail during the first calendar month in which the Plan withholds payments, that benefits are suspended. The notice will contain the following information:

(i)	a general description of the reasons why payments are suspended;

(ii)	a general description of Plan provisions relating to the suspension of benefits;

(iii)	a copy of such Plan provisions;

(iv)	a statement that applicable Department of Labor Regulations may be found in Section 2530.203-3 of the Code of Federal Regulations;

(v)	a statement that a review of the suspension may be requested under the Plan’s claims procedure; and

(vi)	if the Plan requires a benefit resumption notice or verification by the Participant that his benefits should not be suspended, the procedure and forms for such purposes.

The Plan will adopt a procedure whereby a Participant may request a determination of whether specific contemplated employment after age 65 will result in the suspension of benefits.

ARTICLE VIII.

Plan Committees

8.1. Membership of Administrative and Investment Committees. The Administrative Committee, consisting of at least three persons, will be appointed by the Compensation Committee of the Board of Directors. The Investment Committee, consisting of at least three persons, will be appointed by the Board of Directors or its delegate. The Secretary of the Company will certify to the Trustee from time to time the appointment to (and termination from) office of each member of the Administrative Committee and the Investment Committee and the persons, if any, who are selected as secretaries of the Administrative Committee and the Investment Committee by the members of such committees. The appointment of a member of either Committee and acceptance of such appointment by any person constitutes an agreement by and between the Company and such Committee member that the member, acting in concert with the other Committee members, will have and will exercise the powers and duties described herein, including, with respect to the Administrative Committee, the power and duty to interpret this Plan and determine the benefits to which Participants are entitled hereunder.

8.2. Administrative Committee Powers and Duties. The Administrative Committee will be the “plan administrator” for purposes of Code Section 414(g) and the “administrator” for purposes of ERISA Section 3(16)(A) and will have such powers and duties necessary to discharge its duties hereunder, including, but not limited to, the following:

(a)	Within its complete and unfettered discretion to construe and interpret the Plan and Trust Agreement provisions and to resolve all questions arising under the Plan including questions of Plan participation, eligibility for Benefits and the rights of Employees, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of any benefits hereunder;

(b)	To prescribe procedures, rules and regulations to be followed by Employees, Participants, Beneficiaries and other persons or to be otherwise utilized in the efficient administration of the Plan consistent with the Trust;

(c)	To make determinations as to the rights of Employees, Participants, Beneficiaries and other persons to benefits under the Plan and to afford any Participant or Beneficiary dissatisfied with such determination with rights pursuant to a claims procedure adopted by the Administrative Committee;

(d)	To settle or compromise claims against the Plan by Participants, Beneficiaries and other persons;

(e)	To enforce the Plan in accordance with the terms of the Plan and the Trust and to enforce its procedures, rules and regulations;

(f)	To be responsible for the preparation and maintenance of records necessary to determine the rights and benefits of Employees, Participants and Beneficiaries or other persons under the Plan and the Trust and to request and receive from the Participating Employers such information necessary to prepare such records;

(g)	To prepare and distribute in such manner as it deems appropriate and to prepare and file with appropriate government agencies information, disclosures, descriptions and reporting documents regarding the Plan, and in the preparation and review of such reports the Administrative Committee is entitled to rely upon information supplied to it by the Employees, accountants, counsel, actuaries, the Investment Managers and any insurance institutions described in the Trust Agreement;

(h)	To appoint or employ individuals to assist in the administration of the Plan and other agents (corporate or individual) that the Administrative Committee deems advisable, including legal counsel and such clerical, medical, accounting, auditing, actuarial and other services as the Administrative Committee may require in carrying out the provisions of the Plan. However, no agent except an Investment Manager or fiduciary named in the Plan will be appointed or employed in a position that would require or permit him: (i) to exercise discretionary authority or control over the acquisition, disposition or management of Trust assets; (ii) to render investment advice for a fee; or (iii) to exercise discretionary authority or responsibility for Plan administration;

(i)	To cause to be prepared and to cause to be distributed, in such manner as the Administrative Committee determines to be appropriate, information explaining the Plan and Trust;

(j)	To furnish to the Participating Employers upon request such annual or other reports with respect to the administration of the Plan as are reasonable and appropriate;

(k)	To receive, review and keep on file (as it deems convenient or proper) reports of the financial condition, receipts and disbursements, and assets of the Trust;

(l)	To determine the method by which all notices and other documents required or permitted to be given to a Participant, Beneficiary or other person under the Plan or any applicable law will be given, and the method by which Participants and Beneficiaries may exercise any elections permitted by the Plan, which methods may include the use of e-mail, interactive internet sites, voice response systems, and other electronic media to the extent permitted by applicable regulations;

(m)	To amend the Plan to the extent provided in subsection 11.1(d); and

(n)	To discharge all other duties set forth in the Plan.

Except as otherwise specifically provided herein, the Administrative Committee has no power to add to, subtract from or modify any of the terms of the Plan, nor to change or add to any benefits provided by the Plan, nor to waive or fail to apply any requirements of eligibility for benefits under the Plan; provided, however, that nothing contained herein will be construed to limit the

Administrative Committee’s authority to interpret and construe the Plan. Procedures and policies adopted by the Administrative Committee may be inconsistent with any provision of the Plan that is ministerial or administrative in nature, and will be deemed an amendment to the Plan to the extent of the inconsistency. The authority of the Administrative Committee may also be exercised in routine matters by the Corporate Vice President-Human Resources of the Company or persons acting under his authority, and any action taken by any such person within the apparent scope of his authority will be presumed authorized and binding on all Participants, subject to the review of the Administrative Committee.

8.3. Investment Committee Powers and Duties. The Investment Committee has such powers necessary to discharge its duties hereunder, including but not limited to the following:

(a)	To establish and from time to time revise the investment policy of the Plan, to communicate and consult with the Company, the Administrative Committee and the Trustee and any Investment Manager or insurance institution regarding the investment policy applicable to the Plan as a whole or as to any individual investment fund;

(b)	To supervise the performance by the Trustee and any Investment Manager or insurance institution regarding their responsibilities under the Plan and Trust. The Investment Committee will review and analyze performance information supplied by the Trustee and the Investment Managers or insurance institutions to the Investment Committee and/or any such performance information obtained independently by the Investment Committee and will report the results of such analysis to the Board of Directors or its delegate from time to time in such form and with such degree of frequency as the Investment Committee will determine proper. Such responsibilities of the Investment Committee with respect to supervision, review and analysis will be performed no less frequently than once each Plan Year and will ordinarily not be required more frequently than once each calendar quarter. The Trustee, Investment Managers and insurance institutions have been allocated the responsibility for day-to-day investment management of the Plan and Trust, and the responsibilities of the Investment Committee hereunder are not intended to relieve the Trustee, Investment Managers or insurance institutions of such ongoing investment management responsibilities;

(c)	To instruct the Trustee, the Investment Managers and insurance institutions with respect to the proper application of contributions made under the Plan;

(d)	To determine the proper allocation of investment responsibilities with respect to the assets of the Plan between the Trustee and any Investment Manager or insurance institution acting hereunder or under the terms of the Trust and to allocate fiduciary responsibilities among these parties;

(e)	To the extent not provided to the contrary in the Trust Agreement, to appoint the Trustee and any Investment Managers or insurance institutions, to direct the establishment of any investment fund and to remove the Trustee and any Investment Managers or insurance institutions or appoint additional Trustees, Investment Managers or insurance institutions;

(f)	To review any accounts submitted by the Trustee and any Investment Managers or insurance institutions and to report to the Board of Directors or its delegate with respect to any such accounts;

(g)	Following the Administrative Committee’s determination of the benefit rights of any Participant or Beneficiary, to collect information concerning such benefits and authorize and direct the Trustee with respect to the commencement, modification or cessation of such benefit payments;

(h)	To supervise the performance of fiduciary responsibilities by others, including the Trustee and any Investment Managers;

(i)	To appoint and utilize the services of administrative staff employees of the Company and the other Participating Employers for the performance of duties delegated to the Investment Committee hereunder and to rely upon information received from such staff employees; provided that in both cases the Investment Committee reasonably believes the performance of such services and the preparation of such information is within the competence of such staff employees;

(j)	To furnish to the Participating Employers, upon reasonable request, such annual or other reports as the Participating Employers deem necessary regarding the administration of the Plan; and

(k)	To employ reputable agents and to delegate to them any of the administrative powers or duties imposed upon the Investment Committee or the Participating Employers.

8.4. Conflicts of Interest. No member of the Administrative Committee or the Investment Committee will participate in any action on matters involving solely such member’s rights or benefits as a Participant under the Plan.

8.5. Compensation; Reimbursement. No member of the Administrative Committee or the Investment Committee will receive compensation for his services, but the Participating Employers will reimburse him for any necessary expenses incurred in the discharge of his duties.

8.6. Standard of Care. The Administrative Committee and the Investment Committee will perform their duties under this Plan in accordance with the terms of this document and the Trust Agreement solely in the interest of the Participants and for the exclusive purposes of providing retirement benefits to Participants and defraying the reasonable expenses of Plan administration and operation. The Administrative Committee and the Investment Committee will also perform their duties under this Plan with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims.

8.7. Action by Committees. Action by each Plan Committee (i.e., the Administrative Committee and the Investment Committee) is subject to the following special rules:

(a)	Each Committee may act by meeting or by document signed without meeting and documents may be signed through the use of a single document or concurrent documents;

(b)	Each Committee will act by a majority, and such action will be as effective as if such action had been taken by all Committee members, provided that by majority action one or more Committee members or other persons may be authorized to act with respect to particular matters on behalf of all Committee members;

(c)	Each Committee may, but is not required to, select a secretary, who may but need not be a Committee member, and the certificate of such secretary that the Committee has taken or authorized any action will be conclusive in favor of any person relying upon such certificate; and

(d)	Each Committee may act through agents or other delegates and may retain legal counsel, auditors or other specialists to aid in the Committee’s performance of its responsibilities.

8.8. Resignation or Removal of Committee Member. Any person serving as an Administrative Committee member may resign from such Committee at any time by written notice to the Compensation Committee of the Board of Directors or may be removed by the Compensation Committee at any time by written notice to such member. Any person serving as an Investment Committee member may resign from such Committee at any time by written notice to the Board of Directors or its delegate or may be removed by the Board of Directors or its delegate at any time by written notice to such member. The Compensation Committee will fill any vacancy in the membership of the Administrative Committee as soon as practicable. The Board of Directors or its delegate will fill any vacancy in the membership of the Investment Committee as soon as practicable. Until any such vacancy is filled, the remaining members of the applicable Committee may exercise all of the powers, rights and duties conferred on such Committee.

8.9. Uniform Application of Rules by Administrative Committee. The Administrative Committee will apply all rules, regulations, procedures and decisions uniformly and consistently to all Employees and Participants similarly situated. Any ruling, regulation, procedure or decision of the Administrative Committee which is consistent with the provisions of the Plan or the Trust will be conclusive and binding upon all persons affected by it. There will be no appeal of any ruling by the Administrative Committee which is within its authority, except as provided in Section 8.10 below. When making a determination or a calculation, the Administrative Committee is entitled to rely on information supplied by the Participating Employer, Trustee, Investment Managers, insurance institutions, accountants and other professionals including legal counsel for the Company.

8.10. Claims Procedure. Each person entitled to benefits under the Plan (the “Applicant”) must submit a written claim for benefits to the Administrative Committee. Such claim will be filed not more than one year after the Applicant knows (or with the exercise of reasonable diligence would know) of the existence of a basis for a claim; provided that nothing herein will be construed to permit the forfeiture of a Participant’s benefit for failure to file a timely application for such benefit; and provided further that the Administrative Committee may waive or extend such requirement in its sole discretion. If a claim for benefits by the Applicant is denied, in whole or in part, the Administrative Committee will furnish the Applicant, within 90 days after receipt of such claim (or within 180 days after receipt if special circumstances require an extension of time), a written notice which specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 8.10. Such notice will further describe that the Applicant has a right to bring a civil action under ERISA Section 502 if his claim is denied after an appeal and review. Any Applicant whose claim is denied under the provisions described above, or who has not received from the Administrative Committee a response to his claim within the time periods specified in the provisions described above may request a review of the denied claim by written request to the Administrative Committee within 60 days after receiving notice of the denial. In connection with such request, the Applicant or his authorized representative may review pertinent documents and may submit issues and comments in writing. If such a request is made, the Administrative Committee will make a full and fair review of the denial of the claim and will make a decision not later than 60 days after receipt of the request, unless special circumstances (such as the need to hold a hearing) require an extension of time, in which case a decision will be made as soon as possible but not later than 120 days after receipt of the request for review, and written notice of the extension will be given to the Applicant before the commencement of the extension. The decision on review will be in writing and will include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based. Such notice will further describe that the Applicant has a right to bring a civil action under ERISA Section 502 if his claim is denied after an appeal and review. No person entitled to benefits under the Plan will have any right to seek review of a denial of benefits, or to bring any action to enforce a claim for benefits, in any court prior to his filing a claim for benefits and exhausting all of his rights under this Section 8.10, or more than six months after receipt of the decision on review. Although not required to do so, an Applicant may choose to state the reason or reasons he believes he is entitled to benefits, and may choose to submit written evidence, during the initial claim process or review of claim denial process. However, failure to state any such reason or submit such evidence during the initial claim process or review of claim denial process, or by written notice to the Administrative Committee within 60 days of the date of the decision on the review of the claim denial, will permanently bar the Applicant, and his successors in interest, from raising such reason or submitting such evidence in any forum at any later date. An Applicant whose claim is denied initially or on review is entitled to receive, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to such claim for benefits.

8.11. Correction of Errors. In the event that the Administrative Committee discovers that an error has been made in the calculation of a benefit, it will correct the error as soon as is administratively feasible. In the event of an underpayment, the Administrative Committee will either pay the amount of the underpayment in a single sum or will increase future monthly payments to the extent necessary to pay the underpayment within a reasonable period of time, with interest at a reasonable rate not less than the interest rate specified in paragraph 2.2(a)(ii). If an overpayment was made, the Committee will reduce future monthly payments, either to the Participant or his Beneficiary or both, to the extent necessary to recover the overpayment within a reasonable period of time. If an overpayment cannot be recovered in a reasonable period of time through offsetting future benefits, including without limitation an overpayment made in a Lump Sum or a payment erroneously made after the death of a Participant or Beneficiary where no further benefits are payable, the Administrative Committee may exercise such other legal or equitable remedies as the Plan may have, including filing suit for reimbursement of the overpayment; provided, that if the Administrative Committee determines that the expense or burden of seeking recovery would be greater than the likely recovery, it may exercise discretion in determining not to pursue a recovery. Each Participant, Beneficiary or other person who receives an overpayment will be deemed to hold such overpayment in trust for the Plan, and the Plan may recover such overpayment by an appropriate action in law or equity to the maximum extent permitted by law or equity.

ARTICLE IX.

Trust, the Trustee and Plan Financing

9.1. Establishment of Trust; Trust Agreement. Benefits under the Plan will be provided exclusively by the Trust. The Trust Fund will initially consist of the assets transferred from the trust of the Prior Plan allocable to the Accrued Benefits of the Participants. The Trust Agreement, which provides for the administration of the Trust, will be deemed to form a part of this Plan, and any and all rights or benefits which may accrue to any person under this Plan will be subject to all the terms and provisions of the Trust Agreement.

9.2. Selection of Trustee. As provided in the Trust Agreement, the Investment Committee will have the power to remove the Trustee and to appoint a successor Trustee.

9.3. Trustee’s Duties. The powers, duties and responsibilities of the Trustee will be as stated in the Trust Agreement, and nothing contained in the Plan either expressly or by implication will be deemed to impose any additional powers, duties or responsibilities upon the Trustee. The foregoing notwithstanding, the Trustee will have no investment authority not specifically granted to the Trustee by the terms of the Trust and the Trustee will be bound by the instructions of the Investment Committee or Investment Manager as provided in Article VIII. All Participating Employer Contributions will be paid into the Trust and all benefits payable under the Plan will be paid from the Trust. No Participating Employer will have any rights or claims of any nature in or to the assets of the Trust Fund except the right to require the Trustee to hold, use, apply and pay such assets in its possession, in accordance with the directions of the Investment Committee for the exclusive benefit of the Participants, Spouses and Beneficiaries, except as otherwise provided in the Plan.

9.4. Trust Income. The net income derived from the Trust will be accumulated and will from time to time be invested as a part of the Trust Fund.

9.5. Expenses. Unless paid by the Participating Employers, all costs and expenses incurred in connection with the general administration of the Plan and Trust will be paid by the Trust.

9.6. Trust Entity. The Trust will be a separate entity aside and apart from the Participating Employers or their assets. The Trust and the corpus and income thereof will in no event and in no manner whatsoever be subject to the rights or claims of any creditor of any Participating Employer.

9.7. Funding Policy. The Investment Committee will establish and direct the implementation of a funding policy and method for the Plan which will be consistent with the objectives of the Plan and with the minimum funding standards established under Code Section 412.

9.8. Participating Employer Contributions. Each Participating Employer will make contributions to the Trust to fund benefits of the Plan in such amounts and at such times as the Investment Committee, in accordance with the funding policy and method of the Plan, will from time to time direct; provided that any such contribution will be made not later than the due date for the Participating Employer’s federal income tax return (including extensions) for the taxable year and Plan Year for which such contribution is made. All Participating Employer Contributions are conditioned upon the qualification of the Plan under Code Section 401(a) and upon the deductibility of such contributions by the Participating Employer under Code Section 404. Participating Employer Contributions can be made in cash or in securities of the Company; provided that in no case will the Plan acquire or hold securities of the Company if the aggregate fair market value of the securities exceeds ten percent (10%) of the fair market value of the Plan assets or if the securities fail to qualify as “Qualifying Participating Employer Securities” under ERISA Section 407.

9.9. Forfeitures. Forfeitures of benefits under the Plan arising for any reason will be applied to reduce the cost of the Plan and will not be used to increase the benefits under the Plan otherwise payable to or on behalf of Participants.

9.10. Exclusive Benefit of Participants. Except to the extent provided below, all Participating Employer Contributions under the Plan will be paid to the Trustee and deposited in the Trust Fund and will be held, managed and distributed solely in the interest of the Participants, their Spouses and Beneficiaries for the exclusive purposes of providing benefits to such persons and paying all costs and expenses incurred in connection with the general administration of the Plan and Trust, to the extent such costs and expenses are not paid by the Participating Employers. Notwithstanding the foregoing, Participating Employer Contributions and the earnings thereon may be applied as follows:

(a)	Non-Deductible Contribution Reversion. Participating Employer contributions are conditioned upon the deductibility of such contributions and if, and to the extent, deduction of a Participating Employer Contribution under Code Section 404 is disallowed, such Participating Employer Contributions, adjusted for any investment losses, will be returned to the Participating Employers within one year after the disallowance of the deduction, provided that this reversion provision will not be applicable to the extent that it is determined by the Administrative Committee that such reversion will adversely affect the qualified status of the Plan;

(b)	Mistake of Fact Reversions. If, and to the extent, a Participating Employer Contribution is made through mistake of fact, such Participating Employer Contribution and any earnings on such contributions will be returned to the Participating Employers within one year of the payment of the contribution;

(c)	Excess Assets Reversions. If any amounts arising out of the variation between expected actuarial requirements and actual requirements remain in the Trust Fund after termination of the Plan and if all liabilities of the Plan to persons entitled to benefits under the Plan have been satisfied in accordance with applicable law, such remaining amounts will be distributed to the Participating Employers in such amounts as the Investment Committee in its sole discretion will determine, provided such distribution is in accordance with applicable law.

(d)	Exercise of Plan Sponsor or Settlor Authority. Notwithstanding the foregoing, the provisions of this Section 9.10 will not be applicable with respect to Plan design decisions including decisions made pursuant to Section 1.3, Article VII or Article VIII, or with respect to exercises of any other Plan sponsor or settlor authority.

9.11. Benefits Payable Only from Trust Fund. All benefits provided by the Plan will be paid solely from the Trust Fund, and neither any Participating Employer nor any agent or representative of a Participating Employer will be liable in any manner for any such benefits.

ARTICLE X.

Adoption and Withdrawal from Plan

10.1. Procedure for Adoption. Any Participating Employer may adopt the Plan for the benefit of its Employees as of a date specified. Any Employer that employs Participants will be deemed to have adopted the Plan unless otherwise determined by the Administrative Committee. Notwithstanding any term or provision of the Plan to the contrary (including, but not limited to, terms and conditions concerning Years of Service, Compensation and amount of Pension Benefits), the terms and provisions as may be imposed with respect to such Employees in an applicable Supplement will govern. A partnership, limited liability company, or other noncorporate entity may be a Participating Employer, subject to such conditions as may be required by the Administrative Committee.

10.2. Procedure for Withdrawal. Any Participating Employer may, with the consent of the Company, and subject to such conditions as may be imposed by the Company, terminate its adoption of the Plan.

ARTICLE XI.

Amendment and Termination

11.1. Amendments.

(a)	Power to Amend. The Company will have the right at any time to amend in whole or in part any or all of the provisions of the Plan except as expressly set forth below:

(i)	no amendment will increase the duties or liabilities of the Trustee without its written consent;

(ii)	no amendment will have the effect of vesting in any Employer any interest in any funds, securities or other property subject to the terms of the Plan and Trust;

(iii)	no amendment will authorize or permit at any time any part of the corpus or income of the Trust Fund to be used for or diverted to purposes other than for the purposes specified in the Plan, except as permitted by Section 11.14;

(iv)	no amendment will reduce a Participant’s Accrued Benefit, or the Non-forfeitable portion thereof, subject to subsection 11.1(c);

(v)	effective January 1, 2008, no amendment will increase the Plan’s liabilities in violation of subsection 13.13(b).

The Company’s authority to amend the Plan has been delegated to the Administrative Committee to the extent provided in subsection 11.1(d). The authority to amend the Plan in any respect (whether or not such amendment is within the authority delegated to the Administrative Committee) may also be exercised by the Board of Directors or any other person to whom the Board delegates such authority.

(b)	Effect of Amendment. If a person is not an Eligible Employee on or after the effective date of any amendment to the Plan, the amendment will be deemed as having no effect on the amount of such person’s benefits unless the amendment specifically provides otherwise.

(c)	Restriction on Amendment. Except as otherwise permitted by Code Section 411 or regulations or other administrative guidance issued thereunder,

(i)	no amendment to the Plan will reduce a Participant’s Accrued Benefit as of the effective date of the amendment.

(ii)

any amendment that affects the determination of the Non-forfeitable portion of a Participant’s Accrued Benefit will apply to a Participant who as of the date that is sixty days after the effective date of the amendment has completed at least three Years of Vesting Service only if the effect of the amendment is to increase the Non-forfeitable portion of the Participant’s Accrued Benefit (including the portion accrued after the effective date of the amendment). The preceding language concerning an amendment to the Plan’s vesting schedule will also apply when a Plan with different requirements for non-forfeitability is merged into the Plan.

(iii)	the Plan will not be amended so as to eliminate or reduce an early retirement benefit or a retirement-type subsidy, or eliminate an optional form of payment, with respect to a Participant’s Accrued Benefit as of the effective date of the Amendment; provided, however, the retirement-type subsidy need only be preserved for those Participants who before or after the date of the amendment (but before incurring a Termination of Employment) satisfy the eligibility requirements for the subsidy prior to the amendment. The foregoing limitations do not apply to benefit accrual occurring after the date of the amendment.

(d)	Authority of Administrative Committee. The Administrative Committee has been delegated the authority of the Company to adopt any amendments to the Plan as the Administrative Committee may determine to be necessary or appropriate, except that no amendment will be made to any Plan without approval of the Board of Directors unless the Administrative Committee determines that such amendment will not significantly change the overall level of benefits provided by such Plan; significantly change the requirements for eligibility for participation in the Plan; or add any material new benefit that would significantly increase the cost of the Plan. In illustration but not limitation of the foregoing, the Administrative Committee is authorized to adopt any amendment to a Plan that it determines to be:

(i)	an amendment that provides for the Plan to be adopted by any business entity acquired by the Company, including providing any special rules applicable to the employees of such business entity;

(ii)	an amendment that the Administrative Committee determines to be of an administrative, ministerial or technical nature only;

(iii)	an amendment that the Administrative Committee determines to be necessary or appropriate to carry out any amendment approved by, or other resolution adopted by, the Board;

(iv)	an amendment that the Administrative Committee determines to be necessary or appropriate to comply with any applicable law, including without limitation any amendment required by the Internal Revenue Service as a condition to the issuance of a favorable determination letter with respect to the Plan, or necessary to conform the terms of the Plan to established administrative practices or procedures; or

(v)	an amendment that the Administrative Committee determines to be necessary or appropriate to clarify or to resolve any inconsistency or ambiguity in the terms of the Plan.

The adoption by the Administrative Committee of any amendment to the Plan will constitute conclusive evidence that the Administrative Committee has determined such amendment to be authorized under the terms of the foregoing resolution, which determination will be conclusive and binding on all employees, participants, beneficiaries and other persons claiming any benefit under the Plan.

11.2. Termination. It is the expectation of the Company that it will continue the Plan and the payment of contributions hereunder indefinitely, but the continuation of the Plan and the payment of Participating Employer Contributions hereunder is not assumed as a contractual obligation of the Company or any other Participating Employer; and the right is reserved by the Company or any Participating Employer at any time to reduce, suspend or discontinue its contributions hereunder; provided, however, that the Participating Employer Contributions for any Plan Year accrued or determined prior to the end of such Plan Year will not after the end of such Plan Year be retroactively reduced, suspended or discontinued except as may be permitted by law. The Plan will terminate upon the occurrence of any of the following events:

(a)	Business Form. Legal adjudication of the Company as bankrupt, a general assignment by the Company to or for the benefit of its creditors, or dissolution of the Company other than by form of or as a result of a reorganization where the business of the Company is continued; or

(b)	Board of Directors Action. Termination of the Plan by the Board of Directors at any time when, in its judgment, business, financial or other good causes make such termination advisable, to become effective upon the execution and delivery by the Company to the Administrative Committee and Investment Committee and to the Trustee of a written resolution signed on its behalf by an officer of the Company and stating the fact of such termination and the date as of which it is to be effective.

Upon the termination of the Plan or partial termination of the Plan, the rights of affected persons to the benefits provided under the Plan which are not vested and Non-forfeitable as of the date of such termination or partial termination will be fully vested and Non-forfeitable to the extent then funded; provided, however, notwithstanding any other provision of the Plan, the rights of all persons entitled to vested and Non-forfeitable benefits under the Plan will be limited to the assets of the Trust Fund, and to the extent benefits are guaranteed by the PBGC, and no Participating Employer or Employer will have any obligation to make any contributions to pay any benefits under the Plan subsequent to a termination or partial termination of the Plan.

11.3. Disposition of Fund on Termination. Subject to the provisions of Section 9.10, upon an entire termination of the Plan the Trust Fund will be liquidated by making provisions (if not already so provided) for payments, after providing for the costs and expenses of the Plan and Trust Fund, to the extent the assets in the Trust Fund are sufficient therefor, in the order of precedence established under ERISA Section 4044; provided however, in the event the Plan terminates or there is a spin-off of part of the Plan (other than a de minimis spin-off permitted under Treasury Regulations Section 1.414(1)-(n)(2)) within five years of the effective date of any de minimis merger of any defined benefit plan (the “Smaller Plan”) into the Plan (the “Larger Plan”) as permitted by Treasury Regulations Section 1.414(1)-1(h), there will be payable to Participants, on whose behalf assets and liabilities were transferred from the Smaller Plan to the Larger Plan, a special schedule of benefits (consisting of all the benefits that would be provided by the Smaller Plan on a termination basis just prior to the merger) in a priority category higher than the highest priority category payable under ERISA Section 4044. Plan assets will be allocated to that schedule in accordance with the allocation of assets to scheduled benefits in Treasury Regulations Section 1.414(1)-1(f)(3). The preceding provisions for payments will be made regardless of whether the Participant has incurred a Termination of Employment and regardless of the Participant’s age.

11.4. Disposition Medium. The allocations, referred to in Section 11.3, may be implemented through the continuance of the Trust Fund (as a wasting trust), through a new Trust Fund, through the purchase of insurance company annuity contracts or by a combination of these methods. Notwithstanding the previous sentence, every Participant with an Accrued Benefit in excess of $5,000 (or such higher amount permitted by applicable law) is entitled to receive his Accrued Benefit in the form of an insurance company annuity contract (with such contract including all optional forms of payment available under the Plan at plan termination, any retirement-type subsidy and qualified joint and survivor and pre-retirement survivor annuity features as are required by Code Section 411(d)(6) or Treasury Regulations thereunder) unless such Participant elects a different form of payment. Any election by a married Participant of a form of payment other than an annuity contract with joint and survivor and pre-retirement survivor annuity features (with the Spouse designated as the survivor) must be consented to by the Participant and, to the extent applicable, the Spouse.

ARTICLE XII.

Special Top-Heavy Rules

12.1. Application. Notwithstanding any provisions of the Plan to the contrary, the provisions of this Article XII will apply and be effective for any Plan Year for which the Plan will be determined to be a “Top-Heavy Plan” as provided and defined herein.

12.2. Special Terms. For purposes of this Article XII, the following terms will have the following meanings:

(a)	“Active Participant” means an Eligible Employee who is a Participant in the Plan at the time of reference.

(b)	“Aggregate Benefit” means the sum of:

(i)	the present value of the accrued benefit under each and all defined benefit plans in the Aggregation Group determined on each plan’s individual Determination Date as if there were a termination of employment on the most recent date the plan is valued by an actuary for purposes of computing plan costs under Code Section 412 within the 12-month period ending on the Determination Date of each such plan, but with respect to the first plan year of any such plan determined by taking into account the estimated accrued benefit as of the Determination Date; provided, the actuarial assumptions to be applied for purposes of this paragraph (i) will be the same assumptions as those applied for purposes of determining the actuarial equivalents of optional benefits under the particular plan, except that the interest rate assumption will be five percent (5%); nonproportional subsidies will be valued as required under Treasury Regulations Section 1.416-1;

(ii)	the present value of the accrued benefit (i.e., account balances) under each and all defined contribution plans in the Aggregation Group, valued as of the valuation date coinciding with or immediately preceding the Determination Date of each such plan, including (A) contributions made after the valuation date but on or prior to the Determination Date, (B) with respect to the first plan year of any plan, any contribution made subsequent to the Determination Date but allocable as of any date in the first plan year, or (C) with respect to any defined contribution plan subject to Code Section 412, any contribution made after the Determination Date that is allocable as of a date on or prior to the Determination Date; and

(iii)

the sum of each and all amounts distributed (other than a rollover or plan-to-plan transfer) from any Aggregation Group Plan, plus a rollover or plan-to-plan transfer initiated by the Employee and made to a plan which is not an Aggregation Group Plan within the Current Plan Year or within the preceding four plan years of any such plan, provided such amounts are not already included in the present value of the accrued benefits as of the valuation date coincident wither immediately preceding the Determination Date. Effective January 1, 2002, the present value of the accrued benefits and amounts of account balances of an Employee as of the Determination Date will be increased by the distributions made with respect to the Employee under the Plan, and any plan aggregated with the Plan under Code Section 416(g)(2), during the one-year period ending on the determination date. The preceding sentence will also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code Section 416(g)(2)(A)(i). In the case of a distribution made for reason other than severance from employment, death, or disability, this provision will be applied by substituting “five-year period” for “one-year period”. The accrued benefits of any individual who has not performed an hour of service for an Employer during the one-year period ending on the Determination Date will not be taken into account.

The Aggregate Benefit will not include the value of any rollover or plan-to-plan transfer, the contribution or transfer of which to an Aggregation Group Plan was initiated by a Participant, was from a plan which was not an Aggregation Group Plan and was made after December 31, 1983, nor will the Aggregate Benefit include the value of employee contributions which are deductible pursuant to Code Section 219.

(c)	“Aggregate Compensation” means one-twelfth of the average of an Active Participant’s Compensation from a Participating Employer, as defined in Code Section 415, earned during the five-consecutive-Plan-Year period in which the Active Participant’s compensation is the highest and during which the Plan is a Top-Heavy Plan, and during which the Active Participant earns a Year of Aggregate Service. If a person has less than five consecutive Plan Years of compensation, or if the Plan is not a Top-Heavy Plan during five consecutive Plan Years, “Aggregate Compensation” will mean one-twelfth of the average of the Active Participant’s compensation earned during the Plan Years the Plan was a Top-Heavy Plan and during which the Active Participant earned a Year of Aggregate Service, divided by the number of such Plan Years. An Active Participant’s Aggregate Compensation will exclude all compensation earned prior to January 1, 1984 or during any Plan Year the Plan is not a Top-Heavy Plan.

(d)	“Aggregation Group” means the Plan and one or more plans (including plans that terminated) which are described in Code Section 401(a), is an annuity contract described in Code Section 403(a) or is a simplified employee pension described in Code Section 408(k) maintained or adopted by the Employer in the Current Plan Year or one of the four preceding Plan Years which is either a “Required Aggregation Group” or a “Permissive Aggregation Group”:

(i)	A “Required Aggregation Group” means all Aggregation Group Plans in which either (A) a Key Employee participates or (B) which enable any Aggregation Group Plan in which a Key Employee participates to satisfy the requirements of Code Section 401(a)(4) or Code Section 410.

(ii)	A “Permissive Aggregation Group” means Aggregation Group Plans included in the Required Aggregation Group, plus one or more other Aggregation Group Plans, as designated by the Board of Directors of the Company in its sole discretion, which satisfy the requirements of Code Sections 401(a)(4) and 410 when considered with the other component plans of the Required Aggregation Group.

(e)	“Aggregation Group Plan” means the Plan and each other plan in the Aggregation Group.

(f)	“Current Plan Year” means (i) with respect to the Plan, the Plan Year in which the Determination Date occurs, and (ii) with respect to each other Aggregation Group Plan, the plan year of such other plan in which occurs the Determination Date of such other plan.

(g)	“Determination Date” means (i) with respect to the Plan and its Plan Year, the last day of the preceding Plan Year; or (ii) with respect to any other Aggregation Group Plan in any calendar year during which the Plan is not the only component plan of an Aggregation Group, the determination date of each plan in such Aggregation Group to occur during the calendar year as determined under the provisions of each such plan.

(h)	“Former Key Employee” means an Employee (including a terminated Employee) who is not a Key Employee in the Current Plan Year but who was a Key Employee at any time prior to the four preceding Plan Years.

(i)	“Key Employee” means an Employee or former terminated Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date is:

(i)	An officer of the Employer whose compensation from a Participating Employer and an Employer during the Plan Year is greater than $175,000 (as adjusted under Code Section 416(i)(1)); provided, however, that no more than the lesser of (A) 50 Employees, or (B) the greater of (1) three Employees or (2) ten percent (10%) (rounded to the next whole integer) of the greatest number of Employees during the Plan Year will be considered as officers for this purpose. Such officers considered will be those with the greatest annual compensation as an officer during the Plan Year;

(ii)	A person who owns more than five percent (5%) of the value of outstanding stock of the Company or of any Employer or more than five percent (5%) of the total combined voting power of all stock of the Company or any Employer (considered separately); or

(iii)	A person who owns more than one percent (1%) of the value of the outstanding stock of a Participating Employer or of any Employer or more than one percent (1%) of the total combined voting power of all stock of a Participating Employer or of any Employer (considered separately) and whose total annual compensation from a Participating Employer and an Employer is in excess of $150,000.

For the purposes of this Section, compensation will mean compensation as defined in Code Section 415(c)(3). The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder. Any person who is a Key Employee under more than one of the three paragraphs of this subsection 12.2(i) will have his Aggregate Benefit under the Aggregate Group Plans counted only once with respect to computing the Aggregate Benefit if Key Employees as of any Determination Date.”

(j)	“Top-Heavy Plan” means the Plan with respect to any Plan Year if the Aggregate Benefit of all Key Employees or the Beneficiaries of Key Employees determined on the Determination Date is an amount in excess of 60 percent (60%) of the Aggregate Benefit of all persons who are Employees within the Current Plan Year (excluding Former Key Employees), plus the Aggregate Benefit of persons who have been Employees (but are not Former Key Employees) within the four preceding Plan Years, but who are not Employees in the Current Plan Year. With respect to any calendar year during which the Plan is not the only Aggregation Group Plan, the ratio determined under the preceding sentence will be computed based on the sum of the Aggregate Benefits of each Aggregation Group Plan totaled as of the last Determination Date of any Aggregation Group Plan to occur during the calendar year.

(k)	“Year of Aggregate Service” means a Plan Year in which an Active Participant earns at least 1,000 Hours of Service, provided that any Plan Year when the Plan is not a Top-Heavy Plan will be disregarded.

12.3. Vested Percentage. For any Plan Year that the Plan is a Top-Heavy Plan, the Non-forfeitable percentage of the Accrued benefit of any person who is an Employee for such Plan Year will be determined under the following table, where the first column is the Employee’s Years of Service and the second column is the Employee’s Non-forfeitable percentage in such Accrued benefit:

Years of Service	Vesting Percentage
Less than 2 years	0%
2 years but less than 3 years	20%
3 years but less than 4 years	40%
4 years but less than 5 years	60%
5 years or more	100%

For any Plan Year following a Plan Year in which the Plan was a Top-Heavy Plan but during which Plan Year the Plan is not a Top-Heavy Plan, the Employee’s Non-forfeitable percentage in his accrued Benefit will be not less than the Non-forfeitable percentage as of the date the Plan was last a Top-Heavy Plan; provided that any Employee who has accrued not less than three Years of Service as of the first day of the Plan Year following the Plan Year the Plan was last determined to be a Top-Heavy Plan will have his Non-forfeitable percentage for future benefits as well as accrued benefits determined under this Section 12.3. For purposes of this Section 12.3, only Employees who perform an Hour of Service after the Plan becomes a Top-Heavy Plan are entitled to the special vesting provisions.

12.4. Minimum Benefit. Notwithstanding any provision of the Plan to the contrary, for any Plan Year that the Plan will be a Top-Heavy Plan, the Accrued Benefit under the Plan for an Active participant who has completed a Year of Aggregate Service during such Plan Year (regardless of whether he is still employed on the last day of the Plan Year) but who is neither a Key Employee nor a Former Key Employee will be not less than a monthly benefit payable to the Employee in the form of a Single Life Annuity commencing at his Normal Retirement Date or the attained age, if later, were the person to have a Termination of Employment on the Determination Date, considering his Aggregate Compensation and Years of Aggregate Service earned prior to the Determination Date in an amount equal to (a) reduced by (b):

(a)	Is an amount equal to two percent (2%) of the Participant’s Aggregate Compensation multiplied by the Participant’s Years of Aggregate Service not to exceed ten such Years of Aggregate Service.

(b)	Is the monthly benefit payable to the Participant in the form of a Single Life Annuity commencing at his Normal Retirement Date or the attained age, if later, were the person to have a Termination of Employment on the Determination Date, such monthly benefit being the Actuarial Equivalent of the accrued benefit of the Participant under any other Aggregation Group Plan, plus the additional amount, if any, of any distribution from the other Aggregation Group Plan which has not been recontributed to the other plan as of the Determination Date.

Any benefit paid under the Plan which satisfies the requirements of this Section 12.4 will be paid at such time, in such form, and subject to such conditions as benefits are otherwise payable under the Plan, except that any such benefit payable commencing after the person’s Normal Retirement Date will be the Actuarial Equivalent of the person’s benefit at his Normal Retirement Date.

For purposes of satisfying the minimum benefit requirements of Code Section 416(c)(1) and the Plan, in determining Years of Service, any Service with an Employer will be disregarded to the extent that such Service occurs during a Plan Year when the Plan benefits (within the meaning of Code Section 410(b)) no Key Employee or former Key Employee.

12.5. Maximum Benefit Accrual. For any Plan Year that the Plan is a Top-Heavy Plan, the denominator of the “Defined Benefit Plan Fraction” and the denominator of the “Defined Contribution Plan Fraction” (as defined in Section 13.11) will be determined by substituting “1.0” for “1.25.” The preceding sentence will not apply with respect to any Plan Year that the Plan is a Top-Heavy Plan if (a) Section 12.4 is applied by substituting “three percent (3%)” for “two percent (2%)” and (b) the Plan would not be a Top-Heavy Plan if “90 percent (90%)” were substituted for “60 percent (60%)” in subsection 12.2(j). The first sentence of this Section 12.5 will not apply with respect to an Employee for any Plan Year during which he accrues no benefit under any plan of the Aggregation Group.

12.6. Termination of Top-Heavy Status. If the Plan has been determined to be a Top-Heavy Plan for one or more Plan Years and thereafter ceases to be a Top-Heavy Plan, the provisions of this Article XII will cease to apply to the Plan effective as of the Determination Date on which the Plan is not a Top-Heavy Plan.

ARTICLE XIII.

Miscellaneous Provisions

13.1. Company Merger. In the event any successor corporation to the Company by merger, consolidation, purchase or otherwise, will elect to adopt the Plan, such successor corporation will be substituted hereunder for the Company upon filing in writing with the Trustee its election to do so.

13.2. Plan Merger. The Plan will not merge or consolidate with, or transfer any assets or liabilities to, any other plan, unless each person entitled to benefits would receive a benefit immediately after the merger, consolidation or transfer (if the Plan were then terminated) which is equal to or greater than the benefit he would have been entitled to immediately before the merger, consolidation or transfer (if the Plan were then terminated).

13.3. Nonalienation of Benefits. Except as provided in Section 13.4, no benefit payable at any time under the Plan will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal proceeding or processes, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge, attach or otherwise encumber any such benefits, whether currently or thereafter payable, will be void. No benefit, nor any fund which may be established for the payment of such benefits, will, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person will attempt to, or will, alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan or, if by reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Administrative Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan in such manner as the Administrative Committee may deem proper.

13.4. Qualified Domestic Relations Orders. Notwithstanding the provisions of Article VI or Article VII, if a former Spouse, child or other dependent of a Participant (an “alternate payee” for purposes of this Section 13.4) is entitled to receive all or a portion of a Participant’s Accrued Benefit pursuant to a Qualified Domestic Relations Order (as defined below), then the Participant’s Accrued Benefit will be payable pursuant to such Qualified Domestic Relations Order and consistent with the Plan procedures identified below. The Participant’s Accrued Benefit will be reduced to the extent necessary to reflect the time, manner and amount of such payments to such alternate payee(s) pursuant to a Qualified Domestic Relations Order. A “Qualified Domestic Relations Order” is a judgment, decree or order (including approval of a property settlement agreement) relating to the provision of child support, alimony payments or marital property rights to an alternate payee which is made pursuant to a state domestic relations law (including a community property law), which creates or recognizes the existence of an alternate payee’s right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable with respect to such Participant under the Plan, and which satisfies the other requirements of Code Section 414(p). The Administrative Committee will establish procedures to determine the qualified status of domestic relations orders and to administer distributions pursuant to Qualified Domestic Relations Orders.

13.5. No Employment Guarantee. Neither the establishment of the Plan nor any modification thereof, nor the creation of any fund or benefit, nor the payment of any benefits will be construed as giving to any Participant or any other person any legal or equitable right against the Participating Employers, the Administrative Committee, the Investment Committee, the Trustee or any Plan representative except as herein provided. Under no circumstances will the terms of employment with the Participating Employer of any Participant be modified or in any way affected hereby. The maintenance of this Plan will not constitute a contract of employment with the Participating Employer, nor will anything contained in the Plan be construed as such a contract. Participation in the Plan will not give any Participant a right to be retained as an Employee of the Participating Employer.

13.6. Termination of Employment. When a person incurs a Termination of Employment, his right to benefits from the Plan will be determined only by the terms of the Plan.

13.7. Limitation on Vesting. No person will have any vested right to benefits under the Plan until all of the applicable requirements for such benefits set forth in Article IV or V have been fulfilled, and then any such rights will be subject to the limitation of Section 11.2.

13.8. No Duplication of Benefits. No benefits will be paid to any person under more than one provision of the Plan for the same period of time.

13.9. Source of Benefits. All benefits payable under the Plan will be paid or provided for solely from the Trust, and the Participating Employers assume no liability or responsibility therefor.

13.10. Reduction for Overpayment. The Administrative Committee will, whenever it determines that a person has received benefit payments under the Plan in excess of the amount to which the person is entitled under the terms of the Plan, make reasonable attempts to collect such overpayment from the person. If the person to whom such overpayments were made does not, within a reasonable time, make the requested repayment to the Administrative Committee, and if the overpayment was due to an error by the Plan that the Participant would have no reasonable way of knowing was an error, the overpayment will be considered as an advance payment of benefits and the Administrative Committee will direct the Trustee to reduce future benefits until the overpayment has been recouped. Nothing contained herein will be construed to limit the authority of the Administrative Committee to recover any overpayment by any method otherwise available at law or equity. Any payment made to a person in error will be considered a separate fund held by such person in trust for the benefit of the Plan.

13.11. Limitations on Pension Benefits Payable to Highly Compensated Participants. In the event of Plan termination for any reason other than the failure to obtain Internal Revenue Service approval, the benefit of any highly compensated active or former Employee of the Participating Employer or any Related Participating Employer is limited to a benefit that is nondiscriminatory under Code Section 401(a)(4). In any other event, benefits distributed to any Participant who is one of the 25 most highly compensated active and former highly compensated Employees are restricted such that the annual payments are no greater than an amount equal to the payment that would be made on behalf of the Participant under a single life annuity that is the Actuarial Equivalent of the sum of the Participant’s Accrued Benefit and the Participant’s other benefits under the Plan. The preceding sentence will not apply if:

(a)	after payment of the benefit to the Participant, the value of Plan assets equals or exceeds 110 percent (110%) of the value of current liabilities, as defined in Code Section 412(1)(7), or

(b)	the value of the benefits for the Participant is less than 1 percent (1%) of the value of current liabilities.

The limitations in this Section will automatically become inoperative and of no effect upon a ruling by the Internal Revenue Service that they are not required. If regulations are issued modifying the limitations described in this Section, the Plan will be amended in a timely fashion to incorporate such modified regulations; and, prior to such amendment, the Plan will be administered in accordance with the modified regulations. For purposes of this Section 13.11, the term “benefit” includes loans in excess of the amount set forth in Code Section 72(p)(2)(A), any periodic income, and any Death Benefits not provided for by insurance on the Participant’s life.

13.12. Maximum Pensions. Notwithstanding any provisions of the Plan to the contrary, the Benefit to which a person is entitled at any time during any Plan Year will be subject to the provisions of Code Section 415, which are hereby incorporated by reference. If a Participant has an accrued benefit under a defined contribution plan or a defined benefit plan (other than this Plan) which is intended to meet the requirements of Code Section 401(a) and which is maintained by an Employer, benefits will be reduced under this Plan in order to satisfy the requirements of Code Sections 415(b)(1) or 415(e). For limitation years beginning on and after January 1, 2008, the limitations of Code Section 415 will be applied in accordance with the final Treasury Regulations issued April 5, 2007, which are incorporated herein by this reference.

Benefit increases resulting from the increase in the limitations under Code Section 415(b) will be provided to all current and former Participants with benefits limited by Code Section 415(b) who (a) have an Accrued Benefit under the Plan immediately prior to January 1, 2002, and (b) have not then commenced receiving benefit payments from the Plan. Notwithstanding any other Plan provisions to the contrary, for purposes of adjusting any benefit or limitation under Code Section 415(b)(2)(B), (C), or (D), the “applicable mortality table” for distributions with an annuity start date on or after December 31, 2002, is the mortality table prescribed by the Secretary of the Treasury as set forth in Revenue Ruling 2001-62.

13.13. Funding-Based Limitations on Benefits. Notwithstanding any other provision of the Plan to the contrary, effective January 1, 2008, the following limitations will apply, as and to the extent required by the Pension Protection Act of 2006. This Section will be interpreted and applied consistently with Code Section 436, Treasury Regulations Section 1.436-1 and any other guidance issued thereunder.

(a)	Unpredictable Contingent Event Benefits

In accordance with Code Section 436(b), an “unpredictable contingent event benefit” (hereinafter defined) to which a Participant would otherwise be entitled during any Plan Year will not be provided to such Participant if the Plan’s AFTAP for any Plan Year:

(i)	is less than sixty percent (60%); or

(ii)	would be less than sixty percent (60%) taking into account the event for which such benefit is payable.

The preceding sentence will cease to apply with respect to any Plan Year, effective as of the first day of such Plan Year, upon payment by the Company of a contribution (in addition to any minimum required contribution under Code Section 430) equal to: (A) in the case of subparagraph (i), the amount of the increase in the funding target of the Plan (under Code Section 430) for the Plan Year attributable to the event for which such benefit is payable; or (B) in the case of subparagraph (ii), the amount sufficient to result in a AFTAP of sixty percent (60%).

Notwithstanding the foregoing, any payments restricted under this paragraph will not automatically resume upon the date on which such payments are no longer restricted, but will resume only upon adoption of a Plan amendment that otherwise meets the requirements of this Section.

For purposes of this Section 13.13, an unpredictable contingent event benefit means any benefit or increase in benefits to the extent the benefit or increase would not be payable but for the occurrence of an unpredictable contingent event. For this purpose, an unpredictable contingent event means a plant shutdown (whether full or partial) or similar event, or an event (including the absence of an event) other than the attainment of any age, performance of any service, receipt or derivation of any compensation, or the occurrence of death or disability, as more fully set forth in Treasury Regulations Section 1.436-1(j)(9).

(b)	Plan Amendments Increasing Liability for Benefits

In accordance with Code Section 436(c), an amendment to the Plan which would have the effect of increasing the Plan’s liabilities by increasing benefits, establishing new benefits, changing the rate of benefit accrual or changing a vesting formula, may not take effect during any Plan Year in which the Plan’s AFTAP:

(i)	is less than eighty percent (80%); or

(ii)	would be less than eighty percent (80%) taking into account such amendment.

The preceding sentence will cease to apply with respect to any Plan Year, effective as of the first day of such Plan Year (or if later, the effective date of the amendment), upon payment by the Company of a contribution (in addition to any minimum required contribution under Code Section 430)) equal to: (A) in the case of subparagraph (i), the amount of the increase in the funding target of the Plan (under Code Section 430) for the Plan Year attributable to the amendment; or (B) in the case of subparagraph (ii), the amount sufficient to result in an AFTAP of eighty percent (80%). Notwithstanding the foregoing, this paragraph will not apply to an amendment providing for an increase in benefits under a formula which is not based on a Participant’s Compensation, but only if the rate of such increase is not in excess of the contemporaneous rate of increase in average wages of all Participants subject to the amendment.

Notwithstanding the foregoing, any amendments restricted under this paragraph will not automatically take effect upon the date on which such amendments are no longer restricted, but will resume only upon the adoption of an additional Plan amendment that otherwise meets the requirements of this Section.

(c)	Accelerated Benefit Distributions

(i)	In accordance with Code Section 436(d)(1), in any case in which the Plan’s AFTAP for a Plan Year is less than sixty percent (60%), the Plan may not pay any “prohibited payment” (as defined in subparagraph (iv) below) after the valuation date for the Plan Year.

(ii)	In accordance with Code Section 436(d)(2), during any period in which the Company is a debtor in a case under Title 11 of the United States Code, or similar Federal or State law, the Plan will not pay any prohibited payment. The preceding sentence will not apply on or after the date on which the enrolled actuary of the Plan certifies that the AFTAP of such Plan (determined by not taking into account any adjustment of segment rates pursuant to Code Section 430(h)(2)(C)(iv)) is not less than one hundred percent (100%).

(iii)

In accordance with Code Section 436(d)(3), in any case in which the Plan’s AFTAP for a Plan Year is sixty percent (60%) or greater but less than eighty percent (80%), the Plan will not pay any prohibited payment after the valuation date for the Plan Year to the extent the amount of the payment exceeds the lesser of: (A) fifty percent (50%) of the amount of the payment which could be made without regard to the limits in Code Section 436(d)); or (B) the present value (determined under guidance prescribed by the Pension Benefit Guaranty Corporation, using the interest and mortality assumptions under Code Section 417(e)) of the maximum guarantee with respect to the Participant under ERISA Section 4022. In addition to the foregoing restriction as to payment amount, only one prohibited payment meeting the requirements of this paragraph may be made with respect to any Participant during any period of consecutive Plan Years to which the limitations under subparagraph (i) or (ii) of this paragraph apply. For purposes of the foregoing, a Participant and any Beneficiary on his behalf (including an alternate payee, as defined in Code Section 414(p)(8)) is treated as one Participant. As a result, if the

Participant’s Accrued Benefit is allocated to an alternate payee and one or more other persons, the amount under this subparagraph will be allocated among such persons in the same manner as the Accrued Benefit is allocated, unless a QDRO provides otherwise.

A Participant or Beneficiary who elects an optional form of benefit that is not available as of the Participant’s Annuity Starting Date (as defined for all purposes of this Section 13.13 pursuant to Treasury Regulations Section 1.436-1(j)(2)) due to the application of this subparagraph will have the option either (A) to defer payment to a later date (to the extent permitted under the Plan); or (B) to bifurcate the benefit into restricted and unrestricted portions. If the Participant elects to bifurcate payment of the benefit, with respect to the unrestricted portion, the Participant may elect any optional form of benefit then available under the Plan and, with respect to the restricted portion, the Participant may elect any optional form of benefit then available under the Plan that is not a prohibited payment. For purposes of this subparagraph, the “unrestricted portion” of the benefit is the lesser of (A) fifty percent (50%) of the benefit; or (B) the portion of the benefit that has a present value equal to the Pension Benefit Guaranty Corporation guarantee amount described in Treasury Regulations Section 1.436-(1)(d)(3)(iii)(C). Notwithstanding the foregoing, the form of a Participant’s benefit that had commenced while the restriction under this paragraph applied will not be adjusted to another form of payment on or after the date on which such payments are no longer restricted.

(iv)	For purposes of this paragraph, a “prohibited payment” will mean (A) any amount that the Participant elects to have paid in a lump sum pursuant to subsection 7.2(d) or any Supplement (but not any amount paid as a lump sum pursuant to Section 7.3)), (B) any other payment in excess of the monthly amount paid under a life only annuity (plus any social security supplements paid in accordance with Code Section 411(a)(9)) to any Participant or Beneficiary whose annuity starting date (as defined in Code Section 417(f)(2)) occurs during a limitation period described in subparagraph (i) or (ii); (C) any payment for the purchase of an irrevocable commitment from an insurer to pay benefits; or (D) any other payment specified in the Treasury Regulations, all as set forth in Treasury Regulations Section 1.436-1(j)(6).

(d)	Future Benefit Accruals

In accordance with Code Section 436(e), in any case in which the Plan’s AFTAP for a Plan Year is less than sixty percent (60%), benefit accruals under the Plan will cease as of the valuation date for the Plan Year. The preceding sentence will cease to apply with respect to any Plan Year, effective as of the first day of such Plan Year, upon payment by the Company of a contribution (in addition to any minimum required contributions under Code Section 430) equal to the amount sufficient to result in an AFTAP of sixty percent (60%) or more. Notwithstanding the foregoing, benefit accruals will not automatically resume upon the date on which benefit accruals are no longer restricted, but will resume only upon adoption of a Plan amendment that otherwise meets the requirements of this Section.

(e)	Notice Requirement. The Administrative Committee or its delegate will provide written notice to all Participants and Beneficiaries in accordance with ERISA Section 101(j) within 30 days after the Plan becomes subject to the limitations described in subsection 13.13(a) or (c) or if the limitation described in subsection 13.13(d) applies, within 30 days the date on which the AFTAP is determined (or presumed) to be less than sixty percent (60%).

(f)	Definition and Calculation of AFTAP. For all purposes of this Section 13.13:

(i)	“AFTAP” for a Plan Year will mean the fraction (expressed as a percentage), the numerator of which is the adjusted plan assets for the Plan Year and the denominator of which is the adjusted funding target for the Plan Year, calculated in accordance with Treasury Regulations Section 1.436-1(j)(1).

(ii)	A “436 measurement date” will mean the date used to determine the dates as of which certain of the restrictions set forth in this Section 13.13 begin or cease to apply, as determined under Treasury Regulations Section 1.436-1(j)(8).

(iii)	The Plan’s AFTAP for each Plan Year will be certified by the Plan’s enrolled actuary in accordance with Treasury Regulations Section 1.436-1(h)(4). During certain periods, the Plan’s presumed AFTAP will be determined using the following presumptions, all as determined pursuant to Treasury Regulations Section 1.436-1(h):

(A)	The Plan’s AFTAP for one Plan Year will be presumed to be its AFTAP for the following Plan Year until the AFTAP is certified for the following Plan Year, except as provided below.

(B)	If the Plan’s AFTAP has not been certified for a Plan Year by April 1 of such Plan Year, then its AFTAP will be presumed to be its AFTAP for the preceding Plan Year reduced by 10 percentage points until its AFTAP for the current Plan Year is certified.

(C)	If the Plan’s AFTAP has not been certified by October 1 of a Plan Year, it will be presumed to be less than sixty percent (60%).

(D)	During any period during which a presumed AFTAP is in effect, this Section 13.13 will be applied as if the presumed AFTAP were the Plan’s actual AFTAP, subject to the special rules set forth in Treasury Regulations Section 1.436-1(g).

(iv)	Notwithstanding the foregoing, pursuant to Section 203(a)(2) of the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010 (“PRA 2010”), for purposes of (A) the limitation on benefit accruals under subsection 13.13(d) and (B) the application of the limitations on prohibited payments under subsection 13.13(c) to payments under a social security leveling option, the AFTAP for a Plan Year beginning on or after October 1, 2008, and before October 1, 2010, is the greater of the AFTAP for that Plan Year, determined without regard to section 203(a)(2) of PRA 2010, or the AFTAP for the Plan Year beginning after October 1, 2007, and before October 1, 2008.

(g)	Special Rules.

(i)	In the event of a termination of the Plan, any restrictions that were in effect immediately prior to the termination will continue to apply, except that the limitations on prohibited payments pursuant to subsection 13.13(c) will not apply to prohibited payments that are made to carry out the termination of the Plan in accordance with applicable law.

(ii)	In any Plan Year in which one of the limitations set forth in this Section 13.13 would otherwise apply, the Company may avoid such limitations either by electing to reduce the Plan’s prefunding balance or funding standard carryover balance, or by making additional contributions, in accordance with and subject to Treasury Regulations Section 1.436-1(f).

13.14. Indemnity. To the extent permitted by applicable law, and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former Administrative Committee or Investment Committee members, officers, Employees or directors of the Participating Employers or their subsidiaries or affiliates, if any, and each of them will be indemnified and saved harmless by the Participating Employers from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in their defense in the event that the Participating Employers fail to provide such defense after having been requested to do so.

13.15. Gender and Number. Words denoting the masculine gender will include the feminine and neuter genders and the singular will include the plural and the plural will include the singular wherever required by the context.

13.16. Severability. If any provision of the Plan is held illegal or invalid for any reason, such illegal or invalid provision will not affect the remaining provisions of the Plan, and the Plan will be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

13.17. Headings. The headings or articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text will control.

13.18. Uniform and Nondiscriminatory Treatment. Except with respect to the Plan design decisions, including decisions made pursuant to Section 1.3, Article VII or Article VIII, or with respect to exercises of any other Plan sponsor or settlor authority, any discretion exercisable hereunder by the Company, a Participating Employer, or either Committee will be exercised in a uniform and nondiscriminatory manner.

13.19. Applicable Law. The Plan and Trust will be construed in accordance with the provisions of ERISA and other applicable federal laws. To the extent not inconsistent with such laws, this Plan will be construed in accordance with the laws of Illinois.

13.20. Action by the Participating Employer. Action required or permitted to be taken by a Participating Employer may be taken by action of the board of directors (or the person or body exercising authority similar to that of a board of directors in the case of a noncorporate Participating Employer) of that Participating Employer or by a person or committee of persons authorized to act by said board. The Company’s powers may be exercised by its Board of Directors or a person or committee of persons authorized to act by said Board or by a committee of said Board or by the Company’s authorized officers or their delegates. The Company reserves the right to delegate a portion or all of its reserved authority as Plan sponsor or settlor of the Plan to any person, persons, committee or committees, including, but not limited to, its Compensation Committee, the Administrative Committee or the Investment Committee. Notwithstanding the other duties or responsibilities any such person or committee may have under this Plan or the Trust when acting in another capacity, any such delegated authority exercised by such person or committee will constitute the exercise of reserved Plan sponsor or settlor powers.

13.21. Participant Litigation. In any action or proceeding regarding the Plan, Employees, Participants, Spouses or any other persons having or claiming to have an interest in this Plan will not be necessary parties and will not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding will be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against the Company, any Participating Employer, the Administrative or Investment Committee or any member thereof, or any of their directors, officers, partners, members, managers, shareholders, employees, or agents, by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan will constitute a release of the Company, any Participating Employer, the Administrative and Investment Committees and all members thereof, or their respective directors, officers, partners, members, managers, shareholders, employees, or agents, from any and all liability and obligation not involving willful misconduct or gross neglect.